UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14a INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to § 240.14a-12

Care Investment Trust Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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September 30, 2011

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Care Investment Trust Inc. This year’s meeting will be held on Thursday, November 3, 2011, at 10:00 a.m., Eastern Daylight Time, at the Care Investment Trust Inc. corporate offices located at 780 Third Avenue, 29th Floor, New York, NY 10017.

On or about September 30, 2011, we are delivering the attached proxy statement, with the accompanying formal notice of the meeting, which describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our Company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

Your vote is important. Whether you plan to attend the meeting or not, please vote either over the Internet, by toll-free telephone or by completing the enclosed proxy card and returning it as promptly as possible. If you attend the meeting, you may continue to have your shares of common stock voted as instructed over the Internet, by toll-free telephone or in the proxy card, or you may change your vote either by voting again before 11:59 p.m., Eastern Daylight Time, on November 2, 2011, the time at which the Internet and telephone voting facilities close, or by submitting a proxy card prior to or at the meeting.

Sincerely,

Salvatore (Torey) V. Riso, Jr.
President and Chief Executive Officer

CARE INVESTMENT TRUST INC.
780 Third Avenue,
21st Floor
New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are hereby invited to attend the 2011 Annual Meeting of Stockholders of Care Investment Trust Inc.

WHEN	Thursday, November 3, 2011, at 10:00 a.m., Eastern Daylight Time.

WHERE	Care Investment Trust Inc. corporate offices, 780 Third Avenue, 29th Floor, New York, NY 10017.

ITEMS OF BUSINESS	• To elect seven (7) directors to serve until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1);

• To ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2);

• To approve, in an advisory (non-binding) vote, the compensation of our named executive officers (Proposal 3);

• To determine, in an advisory (non-binding) vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years (Proposal 4); and

• To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE	Stockholders of record as of the close of business on September 15, 2011 will be entitled to notice of and to vote at the 2011 Annual Meeting of Stockholders. A list of stockholders entitled to vote at the annual meeting will be available at the Annual Meeting and for ten (10) calendar days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time, at our corporate headquarters located at 780 Third Avenue, 21st Floor, New York, New York 10017. You may arrange to review this list by contacting our Senior Counsel, Chief Compliance Officer and Secretary, Danielle M. DePalma, at (212) 446-1412.

VOTING BY PROXY OR PROXY AUTHORIZATION	Care Investment Trust Inc., on behalf of the Board of Directors, is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the 2011 Annual Meeting of stockholders. Whether or not you plan to attend the annual meeting, please vote either over the Internet, by toll-free telephone or by completing, signing, dating and promptly returning the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

RECOMMENDATIONS	The Board of Directors recommends that you vote “FOR” each nominee for director (Proposal 1); “FOR” Proposal 2; “FOR” Proposal 3; and “3 YEARS” for Proposal 4.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By Order of our Board of Directors,

Danielle M. DePalma
Senior Counsel, Chief Compliance Officer and Secretary

New York, New York
September 30, 2011

i

CARE INVESTMENT TRUST INC.
780 Third Avenue,
21st Floor
New York, NY 10017

PROXY STATEMENT
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
to be held on November 3, 2011

This proxy statement is furnished by Care Investment Trust Inc. to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the 2011 annual meeting (the “Annual Meeting”) of stockholders to be held on Thursday, November 3, 2011, at 10:00 a.m., Eastern Daylight Time, at the Care Investment Trust Inc. corporate offices, 780 Third Avenue, 29th Floor, New York, NY 10017, and at any and all postponements or adjournments of our Annual Meeting. References in this proxy statement, unless the context requires otherwise, to “Care,” the “Company,” “we,” “our,” “ours,” and “us” refer to Care Investment Trust Inc. and our consolidated subsidiaries. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors is first being sent to our stockholders is September 30, 2011.

On August 13, 2010, we completed the sale of control of the Company through a combination of a $55.7 million equity investment by Tiptree Financial Partners, L.P. (“Tiptree”) in newly issued common stock of the Company at $9.00 per share (prior to the Company’s announcement of a three-for-two stock split in September 2010) and a cash tender offer (the “Tender Offer”) by the Company for up to 100% of the Company’s issued and outstanding shares of common stock for $9.00 per share (prior to the Company’s announcement of a three-for-two stock split in September 2010). Approximately 97.4% of previously existing stockholders tendered their shares in connection with the Tender Offer, and the Company simultaneously issued to Tiptree approximately 6.19 million newly issued shares of the Company’s common stock, representing ownership of approximately 92.2% of the outstanding common shares of the Company following the Tender Offer. The Tiptree equity investment and the Tender Offer are referred to herein as the “Tiptree Transaction.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will be asked to vote on:

•	the election of seven (7) directors to serve until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1);

•	the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2);

•	in an advisory (non-binding) vote, the compensation of our named executive officers (Proposal 3);

•	in an advisory (non-binding) vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two, or three years (Proposal 4); and

•	any other matters that may properly be brought before the Annual Meeting or at any adjournments or postponements thereof.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	“FOR” the election of the following seven (7) nominees to the Board of Directors: Michael G. Barnes, William A. Houlihan, Jonathan Ilany, Geoffrey N. Kauffman, Salvatore (Torey) V. Riso, Jr., J. Rainer Twiford, and Jean-Michel (Mitch) Wasterlain (Proposal 1);

•	“FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2);

•	“FOR” the approval of the compensation of our named executive officers (Proposal 3); and

•	“3 YEARS” with respect to how frequently a stockholder vote to approve the compensation of our named executive officers should occur (Proposal 4).

Who is entitled to vote at the meeting?

If our records show that you were a holder of our common stock at the close of business on September 15, 2011, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date.

How many shares can vote?

As of the close of business on the record date, 10,161,249 shares of common stock of the Company were issued and outstanding and entitled to vote. There is no other class of voting securities outstanding. You are entitled to one (1) vote for each share of common stock you held as of the close of business on the record date.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting. As of the close of business on September 15, 2011, the record date, there were 10,161,249 shares outstanding and entitled to vote. Thus, 5,080,625 shares must be represented at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent). Additionally, abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.

How do I vote?

For Proposal 1 (election of directors), you may either vote “FOR” all of the nominees to the Board of Directors or you may “WITHHOLD” your vote for all of the nominees or for any nominee that you specify. For Proposal 2 (ratification of the appointment of KPMG) and Proposal 3 (advisory (non-binding) vote on executive compensation), you may vote “FOR” or “AGAINST” such proposals or “ABSTAIN” from voting. For Proposal 4 (advisory (non-binding) vote on the frequency of stockholder votes on executive compensation), you may vote “1 YEAR,” “2 YEARS” or “3 YEARS” with respect to such proposal or “ABSTAIN” from voting. The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by giving your proxy authorization over the Internet, by telephone or by properly completing, signing and dating the accompanying proxy card where indicated and mailing the card in the postage paid envelope provided. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

•	To vote in person, attend the Annual Meeting, and we will provide you with a ballot when you arrive.

•	To give your proxy authorization over the Internet or by telephone, follow the instructions for accessing our proxy materials provided in the accompanying proxy card.

•	To vote using a proxy card, complete, sign and date the accompanying proxy card and return it promptly in the postage paid envelope provided. If your signed proxy card is received by 11:59 p.m., Eastern Daylight Time, on November 2, 2011, then we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.  If your shares of common stock are held by a broker, bank or other nominee ( i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares of common stock voted. Such stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of common stock of record.

How many votes do I have?

For each proposal to be voted upon, you have one vote for each share of common stock that you own as of close of business on September 15, 2011.

How is my vote counted?

If you vote through the Internet, by phone or properly execute the accompanying proxy card, and if we receive it by 11:59 p.m., Eastern Daylight Time, on November 2, 2011, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made in the proxy, your shares of common stock that the proxy represents will be voted in accordance with the recommendations of our Board of Directors set forth in this proxy statement. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

What vote is needed to approve each proposal?

•	For Proposal 1 (election of directors), the vote of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Therefore, the seven nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•	For Proposal 2 (ratification of the appointment of KPMG), the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of Proposal 2. For purposes of the vote on Proposal 2, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•	For Proposal 3 (advisory (non-binding) vote on executive compensation), the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the approval of Proposal 3. For purposes of the vote on Proposal 3, abstentions and broker non-

v

votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Regardless of how the shareholders vote on this matter, this vote is advisory and not binding on the Board of Directors or the Company in any way, and the Board of Directors or the Compensation, Nominating and Governance Committee (the “CNG Committee”) may determine that it is in the best interest of the Company to either maintain the current executive compensation structure or modify the compensation structure.

•	For Proposal 4 (advisory (non-binding) vote on the frequency of stockholder votes on executive compensation), the option of “1 YEAR,” “2 YEARS” or “3 YEARS” that receives a majority of all the votes cast at the Annual Meeting at which a quorum is present will be the frequency for the advisory vote on executive compensation that has been recommended by the Company’s stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by the Company’s stockholders. In either case, this vote is advisory and not binding on the Board of Directors or the Company in any way, and the Board of Directors or the Compensation, Nominating and Governance Committee (the “CNG Committee”) may determine that it is in the best interest of the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

How are “broker non-votes” and abstentions treated for purposes of the proposals?

Abstentions do not constitute a vote “for” or “against” either matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals. “Broker non-votes” will be treated in the same manner as abstentions for purposes of the Annual Meeting. Brokers, banks, or other agents that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to “non-routine” proposals, but may vote their clients’ shares on “routine” proposals. Proposal 1 (election of directors), Proposal 3 (advisory (non-binding) vote on executive compensation), and Proposal 4 (advisory (non-binding) vote on the frequency of stockholder votes on executive compensation) are non-routine proposals. Conversely, Proposal 2 (ratification of appointment of KPMG) is a routine proposal. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes.

What other information should I review before voting?

The proxy materials include our 2010 Annual Report, which is comprised of our Annual Report on Form 10-K (as amended by that certain Form 10-K/A filed on April 29, 2011). In addition, our 2010 Annual Report on Form 10-K is available, free of charge, on our website at http://www.carereit.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain a copy of our 2010 Annual Report on Form 10-K, free of charge, by directing your request in writing to Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attention: Danielle M. DePalma, Senior Counsel, Chief Compliance Officer and Secretary.

Can I change my vote after I submit my proxy card or give instructions over the Internet or telephone?

Yes. After you have submitted a proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	signing and forwarding to us a proxy with a later date; or

•	appearing in person and voting by ballot at the Annual Meeting.

Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by voting again before 11:59 p.m., Eastern Daylight Time, on November 2, 2011, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked. If you attend the Annual Meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy.

How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the conclusion of the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, this Proxy Statement, our proxy materials or your ownership of the Company’s common stock, please contact Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, New York 10017, Attention: Steven M. Sherwyn, Chief Financial Officer and Treasurer or call our corporate number at (212) 446-1410.

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal

Our Board of Directors currently consists of seven (7) members. On August 25, 2011, Flint D. Besecker tendered his resignation as a director to the Company, effective September 1, 2011. On September 19, 2011, in accordance with authority given to them by our bylaws, the remaining members unanimously appointed Jean-Michel (Mitch) Wasterlain to the Board of Directors, having determined that Mr. Wasterlain qualifies as an independent director. Except for Mr. Wasterlain, the remaining six (6) directors who are nominated for election were elected at the Company’s previous annual meeting. Each director elected at the Annual Meeting will be elected to serve until our next annual meeting. All nominees for director have consented to be named and have agreed to serve as directors if elected. We have no reason to believe that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept election or are unable to serve for any reason, the persons named as proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for such substitute as may be designated by the Board of Directors.

Our bylaws provide that a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one (1), which is the minimum number required by the Maryland General Corporation Law, nor more than fifteen (15).

Recommendation

The Board of Directors unanimously recommends a vote “FOR” each nominee.

Information Regarding the Nominees for Election

The following table and biographical descriptions set forth certain information, as of September 15, 2011, with respect to each nominee for election as director at the Annual Meeting, all of whom currently serve as directors.

Name	Age	Director Since

Michael G. Barnes (Chairman of the Board)	45	2010
Geoffrey N. Kauffman (Vice Chairman of the Board)	53	2010
William A. Houlihan (Chairman of the Audit Committee & Lead Director)	56	2010
Jonathan Ilany	58	2010
Salvatore (Torey) V. Riso, Jr.	49	2010
J. Rainer Twiford (Chairman of the Compensation, Nominating & Governance Committee)	58	2007
Jean-Michel (Mitch) Wasterlain	54	2011

Michael G. Barnes has been a member of our Board of Directors since August 13, 2010, and he currently serves as our Chairman and as a member of our Executive Committee. He has served as the chief executive officer and chairman of Tiptree since its inception in 2007 and is a founding partner of Tricadia Holdings, L.P. and its affiliated companies (“Tricadia”), which are privately held and provide investment management services. Prior to the formation of Tricadia in 2003, Mr. Barnes spent two years as Head of Structured Credit Arbitrage within UBS Principal Finance LLC, a wholly owned subsidiary of UBS Warburg, which conducts proprietary trading on behalf of the firm. Mr. Barnes joined UBS in 2000 as part of the merger between UBS and PaineWebber Inc. Prior to joining UBS, Mr. Barnes was a Managing Director and Global Head of the Structured Credit Products Group of PaineWebber. Prior to joining PaineWebber in 1999, he spent 12 years at Bear, Stearns & Co. Inc., the last five of which he was head of their Structured Transactions Group. Mr. Barnes received his A.B. from Columbia College.

Mr. Barnes was selected and qualified to serve as a member of our Board of Directors because of his extensive experience in asset management, including the management of credit assets, real estate, and for his experience in developing emerging and transitional companies.

Geoffrey N. Kauffman has been a member of our Board of Directors since August 13, 2010, and he currently serves as our Vice Chairman and as a member of our Executive Committee. He has served as the president and chief operating officer of Tiptree since its inception in 2007. Mr. Kauffman also has been a Managing Director of Tricadia since 2005. Since joining Tricadia in 2005, Mr. Kauffman has been overseeing a variety of strategic acquisition opportunities and permanent capital projects, including the development of Tiptree. Prior to joining Tricadia, from 2002 to 2004, Mr. Kauffman was a partner with the Shidler Group in a similar capacity, with his primary focus being the development of a credit derivative products company (CDPC). Before joining the Shidler Group, from 1997 to 2001, Mr. Kauffman was involved in the launch of the CGA Group of companies, which originated financial guarantee contracts. From 1997 through 1999, he was the president, Chief Underwriting Officer and Principal Representative of CGA Bermuda, Ltd, the CGA Group’s Bermuda based insurance subsidiary. From 2000 to 2001, he was the president and chief executive officer of CGA Investment Management. Prior to joining CGA, Mr. Kauffman was at AMBAC and the MBIA / AMBAC International joint venture in 1995 and 1996, where he helped develop their international structured finance department. Prior to AMBAC, from 1989 to 1995, Mr. Kauffman was with FGIC’s ABS group and helped establish that business, focusing on CDOs, asset backed securities and multi-seller conduit programs. Prior to FGIC, Mr. Kauffman worked in the Investment Banking Division of Marine Midland Bank (now HSBC), where he focused on middle market mergers and acquisitions and structured finance. Mr. Kauffman holds a B.A. (Psychology) from Vassar College and an M.B.A. (Finance) from Carnegie Mellon University.

Mr. Kauffman was selected and qualified to serve as a member of our Board of Directors because of his significant and diverse experience in financial transactions, particularly credit transactions, and real estate, as well as his experience in developing emerging and transitional companies.

William A. Houlihan has been a member of our Board of Directors since August 13, 2010, and he currently serves as Chairman of our Audit Committee and as our Lead Director. He has more than 30 years of business and financial experience. Since September 2009, he has served on the board of directors and as the financial expert on the audit committee of First Physicians Capital Group, Inc., a publicly-traded company that owns ambulatory surgical centers and small hospitals. Mr. Houlihan served on the board of directors of SNL Financial, a privately-held company that maintains database financial information on financial institutions, REITs, energy, media and other companies, from November 2003 until June 2010. During an eight-year period from 2001 through 2008, Mr. Houlihan was a private investor while he served as transitional chief financial officer for several distressed companies: Sixth Gear, Inc. from October 2007 to November 2008, Sedgwick Claims Management Services from August 2006 until January 2007, Metris Companies from August 2004 to January 2006, and Hudson United Bancorp from January 2001 to November 2003. Mr. Houlihan also worked as an investment banker at UBS from June 2007 to September 2007, J.P. Morgan Securities from November 2003 to July 2004, KBW, Inc. from October 1996 to January 2001, Bear, Stearns & Co., Inc. from April 1991 to October 1996, and Goldman Sachs & Co. from June 1981 to April 1991. He also held several auditing and accounting positions from June 1977 through June 1981. Mr. Houlihan received a B.S., Magna Cum Laude in Accounting in 1977 from Manhattan College, became licensed as a Certified Public Accountant in 1979, and received his M.B.A. in Finance in 1983 from New York University Graduate School of Business.

Mr. Houlihan was selected and qualified to serve as a member of our Board of Directors because of his diverse financial experience, including his service on the boards of directors of several small capitalization, high-growth companies, as chief financial officer of transitional public and privately-held companies and his extensive accounting background.

Jonathan Ilany has been a member of our Board of Directors since August 13, 2010. He has been chairman of the board of directors of Reliance First Capital, a privately owned mortgage company, since 2008. Since 2005, Mr. Ilany has been a private investor and passive partner at Mariner Investment Group. Mr. Ilany was a partner at Mariner Investment Group from 2000-2005, responsible for hiring and setting up new trading groups, overseeing risk management, and he was a senior member of the investment committee and management committee of the firm. From 1996-2000, Mr. Ilany was a private investor. From 1982-1995, Mr. Ilany was an employee of Bear Stearns & Co. He was nominated to the Board of Directors of the Company in 1988. From 1980-1982, Mr. Ilany worked at Merrill Lynch. From 1971-1975, Mr. Ilany served in the armored corps of the Israeli Defense Forces and he was honorably discharged holding the rank of First Lieutenant.

Mr. Ilany was selected and qualified to serve as a member of our Board of Directors because of his extensive experience in overseeing risk management and serving on the investment committee and management committee of a major investment firm, serving on the board of directors of various companies and his experience with investing in real estate and real estate-related assets.

Salvatore (Torey) V. Riso Jr. has served as our President and Chief Executive Officer since December 2009, and he was appointed to our Board of Directors in November 2010 and also serves on our Executive Committee. Mr. Riso formerly served as our secretary and chief compliance officer from February 2008 until December 2009. He was employed by CIT Group from September 2005 through November 2010, serving as senior vice president and chief counsel of CIT Corporate Finance since March 2007. Prior to his position at CIT Corporate Finance, Mr. Riso served as chief counsel for CIT Healthcare LLC, our former external manager (“CIT Healthcare”), and other business units of CIT. Between 1997 and 2005, Mr. Riso was in private legal practice in the New York office of Orrick Herrington & Sutcliffe LLP, where he worked in Orrick’s global finance practice group. Mr. Riso received a B.A. in economics and history cum laude from UCLA, as well as a J.D. from the Loyola Law School of Los Angeles.

Mr. Riso was selected and qualified to serve as a member of our Board of Directors because of his experience in legal and finance matters and because of his intimate knowledge of our Company.

J. Rainer Twiford has been a member of our Board of Directors since the consummation of our initial public offering in 2007 and currently serves as Chairman of our Compensation, Nominating and & Governance Committee. Since 1999, Mr. Twiford has been president of Brookline Partners, Inc., an investment advisory company. Prior to joining Brookline Partners, Mr. Twiford was a partner of Trammell Crow Company from 1987 until 1991. Mr. Twiford is currently a director of IPI, Inc., Smith of Georgia and Tracon Pharmaceuticals, and previously served on the board of a children’s behavioral health company. Mr. Twiford received a BA and a Ph.D. from the University of Mississippi, an M.A. from the University of Akron and a J.D. from the University of Virginia.

Mr. Twiford was selected and qualified to serve as a member of our Board of Directors because of his extensive high level experience in the financial industry.

Jean-Michel (Mitch) Wasterlain has been a member of our Board of Directors since September 2011. Since July 2010, Mr. Wasterlain has been a Managing Partner and Founder of Slate Realty Capital, a real estate merchant banking firm focused on three primary business lines including advisory services, debt and equity capital sourcing and principal investments. Prior to forming Slate Realty Capital, Mr. Wasterlain was President and CEO of ORIX Capital Markets, the US real estate and structured finance arm of ORIX Corporation (NYSE: ORIX). At ORIX, he was responsible for all investments in real estate debt, equity, and securities, as well as its special servicing business. In 2002, he joined NorthStar Capital Investment to create a real estate debt investment platform, which led to the IPO of NorthStar Realty Finance Corporation (NYSE: NRF), a public REIT, in 2004. He served as Chief Investment Officer of NRF and President of NS Advisors, and had direct responsibility for the securities investment business and for NRF’s capital markets financing activities. Prior to joining NorthStar, Mr. Wasterlain was a Managing Director of CGA Investment Management responsible for its real estate investment activities from 1996 to 2001, and previously worked in distressed real estate investing at ING Barings and in real estate investment banking at Lehman Brothers. Mr. Wasterlain holds an MBA from the Wharton School and a BA in Economics with Honors and Distinction from Stanford University. He is a Founding Member of the Board of Governors of the CRE Finance Council (formerly CMSA).

Mr. Wasterlain was selected and qualified to serve as a member of our Board of Directors because of his extensive high level experience in the financial services and real estate industries.

Executive Officers and Executive Committee

Salvatore (Torey) V. Riso, Jr. has served as our President and Chief Executive Officer since December 2009. Our Board of Directors appointed Steven M. Sherwyn as our new Chief Financial Officer and Treasurer in November 2010. Mr. Riso’s and Mr. Sherwyn’s initial terms will end December 31, 2013 after which time their contracts shall extend through automatic one-year renewals, unless either party gives at least 90 days prior written notice of nonrenewal.

Our Board of Directors, in August 2010, appointed an “Executive Committee” comprised of Michael G. Barnes, the Chairman of our Board of Directors, and Geoffrey N. Kauffman, the Vice Chairman of our Board of Directors, and delegated authority to the Executive Committee to implement the policies of the Company, as determined by the Board of Directors, and to assist in management of the Company’s day-to-day business, operations, activities, and affairs. Mr. Riso joined the Executive Committee in November 2010 following his appointment to our Board of Directors.

The following sets forth biographical information regarding Steven M. Sherwyn as of September 15, 2011. The biographies for Michael G. Barnes, Geoffrey N. Kauffman, and Salvatore (Torey) V. Riso, Jr. are included above under “Information Regarding the Nominees for Election.”

Steven M. Sherwyn, age 50, was appointed to serve as our Chief Financial Officer and Treasurer on November 4, 2010. Mr. Sherwyn has over 25 years of finance, legal and real estate experience. Mr. Sherwyn served as a director, senior director and managing director of Hypo Real Estate Capital Corp. from 2004 to 2006, 2006 to 2007 and 2007 to 2008, respectively. He also served as chief financial officer and treasurer for Quadra Realty Trust, a real estate investment trust, from 2007 to 2008. Finally, Mr. Sherwyn served as chief financial officer for Galiot Capital Corporation from 2008 to 2009 and chief financial officer and treasurer of Western Asset Mortgage Capital Corporation in 2009, both real estate investment trusts. Mr. Sherwyn is a graduate of The Wharton School of the University of Pennsylvania with a B.S. in economics. Mr. Sherwyn also received a J.D. from Stanford University Law School and an LL.M. in taxation from New York University Law School.

The Board of Directors and its Committees

Our Board of Directors presently consists of seven (7) members. Except for Jean-Michel (Mitch) Wasterlain, the remaining six (6) directors were elected at the Company’s previous annual meeting. Mr. Wasterlain was appointed as a director by a unanimous vote of the Board of Directors on September 19, 2011. The Board of Directors has affirmatively determined that Messrs. Twiford, Houlihan, Ilany, and Wasterlain are independent pursuant to the independence standards of the New York Stock Exchange (“NYSE”).

The Board of Directors currently has three (3) standing committees: an Audit Committee, the CNG Committee and an Executive Committee, as described above.

During fiscal year 2010, our Board of Directors held 15 meetings, our Special Committee of the Board of Directors held 10 meetings, our Audit Committee held 7 meetings, our CNG Committee held 4 meetings, and our Executive Committee held 4 meetings. All of our current directors have attended at least 75% of the combined total number of meetings of our Board of Directors and Committees of the Board on which they serve, if any, during 2010, with the exception of Mr. Wasterlain who joined our Board of Directors in September 2011.

Audit Committee

Our Board of Directors has established an audit committee that meets the definition provided by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is comprised of three (3) of our independent directors: Messrs. Houlihan, Ilany and Twiford. Additionally, our Audit Committee members satisfy the definition of independence imposed by the New York Stock Exchange Listed Company Manual and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Mr. Houlihan became Chairman of the committee on August 13, 2010, and has been determined by our Board of Directors to be an “audit committee financial expert” as that term is defined in the Securities Exchange Act of 1934, as amended.

The Audit Committee assists the Board of Directors in overseeing:

•	our accounting and financial reporting processes;

•	the quality and integrity and audits of our consolidated financial statements, and accounting and reporting processes;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee is also responsible for engaging the independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm and considering the range of audit and non-audit fees.

Compensation, Nominating and Governance Committee

The CNG Committee is comprised of three (3) of our independent directors: Messrs. Twiford, Houlihan and Ilany. Mr. Twiford became Chairman of the committee on September 6, 2011. Mr. Besecker served as Chairman of the committee until his resignation, effective September 1, 2011. The CNG Committee is responsible for:

•	establishing our corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the compensation of the Chief Executive Officer considering the Chief Executive Officer’s performance in light of such goals and objectives;

•	reviewing and recommending to the Board of Directors the compensation of our executive officers (other than Chief Executive Officer), considering our corporate goals and objectives and evaluating such executive officer’s performance in light of such goals and objectives;

•	overseeing the compensation policies and programs of our non-executive officer employees to determine whether such compensation policies and programs are functioning effectively and do not create any unreasonable risk to the Company, as well as reviewing the appropriateness of the compensation practices to determine if they are reasonably likely to have a material adverse effect on the Company;

•	reviewing, evaluating, and recommending to the Board of Directors any incentive plan, or material revision thereto, and administering the same;

•	supervising, controlling and evaluating the activities and performance of TREIT Management, LLC (“TREIT”), an affiliate of Tiptree, under the Services Agreement (defined below),

reviewing our goals and objectives with respect to the Services Agreement and reviewing the compensation paid to TREIT pursuant to the Services Agreement;

•	reviewing and approving the disclosure regarding our compensation and benefit matters (and other items as may be required by Item 407(e)(5) to be disclosed in our compensation committee report) in our proxy statement and Annual Report;

•	reviewing and discussing with the Company’s management the Compensation Discussion and Analysis required by Item 402;

•	identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and policies;

•	overseeing the evaluation of the structure, duties, size, membership and functions of the Board of Directors and its committees and recommending appropriate changes to the Board of Directors; and

•	establishing procedures to exercise oversight of the evaluation of the Board of Directors and its committees and members (including a self-evaluation).

Director Compensation

The following table sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our Board of Directors as it was comprised during the fiscal year ended December 31, 2010:

	Fees Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)	($)

Flint D. Besecker(2)	$58,191	$360,276	$418,467
Gerald E. Bisbee, Jr., Ph.D.(3)	$36,691	$33,253	$69,945
Alexandra Lebenthal(4)	$7,778	$8,260	$16,038
Karen P. Robards(5)	$36,691	$33,253	$69,945
J. Rainer Twiford(6)	$54,424	$38,996	$93,420
Steven N. Warden(7)	$0	$0	$0
Michael G. Barnes(8)	$0	$0	$0
Geoffrey N. Kauffman(9)	$0	$0	$0
Salvatore (Torey) V. Riso, Jr.(10)	$0	$0	$0
William A. Houlihan(11)	$15,331	$5,743	$21,073
Jonathan Ilany(12)	$13,415	$5,743	$19,158

(1)	Amounts recognized by the Company for financial statement reporting purposes in the fiscal year ended December 31, 2010. See Footnote 14 to our Consolidated Financial Statements in our most recent Annual Report on Form 10-K/A. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded. As discussed below, each independent director receives an annual retainer payable in cash and in unrestricted shares of our common stock. These unrestricted shares are granted in approximately equal amounts per quarter in arrears and are based on the closing price of our common stock on the last business day of each quarter. The grant date fair market value of our common stock as of the end of each of the fiscal quarters in 2010 were $8.92, $8.66, $5.00 and $4.75, respectively.

(2)	On January 28, 2010, under the terms of our Equity Plan, 29,000 shares of restricted stock and restricted stock units previously issued to Mr. Besecker vested in connection with shareholder approval of the Company’s Plan of Liquidation. On December 10, 2009, Mr. Besecker was awarded a performance share award with a threshold, target and maximum award of 2,500, 5,000 and 10,000 shares, respectively. The grant date fair value of the award assuming the achievement of the highest level of performance was $79,800. On February 23, 2010, our Board of Directors amended the performance share awards. See “Executive Compensation — Performance Share Awards to Mr. Riso and Mr. Hughes” in our most recent Annual Report on Form 10-K/A for more information on the amendment. On August 13, 2010, under the terms of our Equity Plan, the performance share award issued to Mr. Besecker vested in connection with shareholder approval of the change of control to Tiptree, and Mr. Besecker achieved the maximum award of 10,000 shares.

(3)	On January 28, 2010, under the terms of our Equity Plan, 1,000 shares of restricted stock previously issued to Mr. Bisbee vested in connection with shareholder approval of the Company’s Plan of Liquidation. Mr. Bisbee resigned from the Board of Directors on August 13, 2010 in conjunction with the sale of control of the Company to Tiptree. Before his resignation, Mr. Bisbee was an independent director of the Company based on the NYSE independence standards and the Company’s definition of an independent director.

(4)	On January 28, 2010, under the terms of our Equity Plan, 1,000 shares of restricted stock previously issued to Ms. Lebenthal vested in connection with shareholder approval of the Company’s Plan of Liquidation. Ms. Lebenthal resigned from the Board of Directors on January 28, 2010. Before her resignation, Ms. Lebenthal was an independent director of the Company based on the NYSE independence standards and the Company’s definition of an independent director.

(5)	On January 28, 2010, under the terms of our Equity Plan, 1,000 shares of restricted stock previously issued to Ms. Robards vested in connection with shareholder approval of the Company’s Plan of Liquidation. Ms. Robards resigned from the Board of Directors on August 13, 2010 in conjunction with the sale of control of the Company to Tiptree. Before her resignation, Ms. Robards was an independent director of the Company based on the NYSE independence standards and the Company’s definition of an independent director.

(6)	On January 28, 2010, under the terms of our Equity Plan, 1,000 shares of restricted stock previously issued to Mr. Twiford vested in connection with shareholder approval of the Company’s Plan of Liquidation.

(7)	Mr. Warden resigned from the Board of Directors on August 13, 2010 in conjunction with the sale of control of the Company to Tiptree. He received no annual retainer in connection with his service on our Board of Directors.

(8)	Mr. Barnes was appointed to our Board of Directors on August 13, 2010 in conjunction with the sale of control of the Company to Tiptree. He receives no annual retainer in connection with his service on our Board of Directors.

(9)	Mr. Kauffman was appointed to our Board of Directors on August 13, 2010 in conjunction with the sale of control of the Company to Tiptree. He receives no annual retainer in connection with his service on our Board of Directors.

(10)	Mr. Riso was appointed to our Board of Directors on November 4, 2010, effective as of November 16, 2010. He receives no annual retainer in connection with his service on our Board of Directors.

(11)	Mr. Houlihan was appointed to our Board of Directors on August 13, 2010 in conjunction with the sale of control of the Company to Tiptree.

(12)	Mr. Ilany was appointed to our Board of Directors on August 13, 2010 in conjunction with the sale of control of the Company to Tiptree.

Each independent director receives an annual retainer of $50,000. The annual retainer payable to our independent directors is payable quarterly in arrears, 70% in cash and 30% in unrestricted stock. Any portion of the annual retainer that an independent director receives in stock is granted pursuant to our Equity Plan.

The Chairs of our Audit Committee and our CNG Committee are entitled to receive an additional annual retainer of $5,000. The annual retainer payable to our committee chairs is payable quarterly in arrears in cash. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors.

Special Equity Grant to Mr. Besecker

On January 28, 2010, under the terms of our Equity Plan, 29,000 restricted stock units previously issued to Mr. Besecker vested in connection with shareholder approval of the Company’s Plan of Liquidation. On December 10, 2009, Mr. Besecker was awarded a performance share award with a Threshold, Target and Maximum award of 2,500, 5,000 and 10,000 shares, respectively. The grant date fair value of the award assuming the achievement of the highest level of performance is $79,800. On February 23, 2010, our Board of Directors amended the performance share awards. See “Executive Compensation — Performance Share Awards to Mr. Riso and Mr. Hughes.” On August 13, 2010, under the terms of the performance share award and our Equity Plan, the performance share award issued to Mr. Besecker vested in connection with shareholder approval of the change of control to Tiptree, and Mr. Besecker achieved the maximum award of 10,000 shares.

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate overview section of our corporate website at http://www.carereit.com to view or to obtain copies of the Company’s Bylaws and Charter, our respective charters of our Board Committees, our Code of Business Conduct, Corporate Governance Guidelines and our Securities Trading Policy. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of our Bylaws and Charter, the respective charters of our Board Committees, Code of Business Conduct and Corporate Governance Guidelines by directing your request in writing to Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attention: Danielle M. DePalma, Senior Counsel, Chief Compliance Officer and Secretary. Additional information relating to the corporate governance of the Company is included above in the section entitled “Proposal 1: Election of Directors.”

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board of Directors carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director relationship and access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board of Directors and management responsibilities. Our CNG Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board of Directors.

Director Resignation Policy

Previously, we maintained a director resignation policy that required a director to tender his or her resignation if he or she failed to receive a majority of the votes cast in our annual director elections. On November 4, 2010, our Board of Directors approved an amendment to our Corporate Governance Guidelines to remove the director resignation policy.

Director Independence

Our Board of Directors has determined that a majority of the Board of Directors is composed of directors who meet the independence requirements included in the New York Stock Exchange Listed Company Manual). Messrs. Houlihan, Ilany, Twiford and Wasterlain, representing a majority of the Board of Directors, are independent pursuant to the independence standards of the NYSE.

Code of Business Conduct

Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, executive officers, as well as employees of TREIT or its affiliates that provide services to us. The Code of Business Conduct was designed to assist our directors, executive officers and employees, as well as employees of TREIT or its affiliates that provide services to us, in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct are compliance with applicable laws, conflicts of interest, use and protection of our Company’s assets, confidentiality, communications with the public, accounting matters, record keeping and discrimination and harassment.

Communications with our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our independent directors as a group or our individual directors. Any such communications may be sent to our Board of Directors by U.S. mail or overnight delivery and should be directed to the Board of Directors, a Committee, the independent directors as a group, or an individual director, c/o Danielle M. DePalma, Senior Counsel, Chief Compliance Officer and Secretary, at Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, who will forward such communications on to the intended recipient. Any such communications may be made anonymously. In addition, stockholder communications can be directed to the Board of Directors by calling the Corporate Governance Hotline listed on our website.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by our Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact us to report complaints or concerns relating to the financial reporting of our Company, you may do so by contacting our Chief Compliance Officer in writing, c/o Danielle M. DePalma, Senior Counsel, Chief Compliance Officer and Secretary, Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017. Additionally, you may call the Corporate Governance Hotline listed on our website. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

Pursuant to our Corporate Governance Guidelines, we expect each member of our Board of Directors to attend each annual meeting of stockholders. Last year, seven of the seven directors attended the annual meeting of the stockholders.

Identification of Director Candidates

Our CNG Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board of Directors and for recommending to the Board of Directors the director nominees to be considered for election at our annual meetings of stockholders.

In making recommendations to our Board of Directors, our CNG Committee considers such factors as it deems appropriate. Though the Company does not have a formal policy addressing diversity, the Board of Directors and the CNG Committee believe that diversity is an important attribute of the members who comprise our Board of Directors and those members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. As such, directors should have diversity with respect to background, skills and expertise, industry knowledge and experience. The CNG Committee uses the following general criteria for identifying director candidates:

1.	Directors should possess senior level management and decision-making experience;

2.	Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

3.	In selecting director nominees, the Board of Directors should seek candidates with the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to the Company and its stockholders;

4.	Directors should be highly accomplished in their respective field, with leadership experience in corporations or other complex organizations, including government, educational and military institutions;

5.	In addition to satisfying the independence criteria described in the Corporate Governance Guidelines, independent directors should be able to represent all stockholders of the Company;

6.	Directors who are expected to serve on a committee of the Board of Directors shall satisfy applicable legal requirements and other criteria established by any securities exchange on which our common stock is listed;

7.	Directors should have the ability to exercise sound business judgment to provide advice and guidance to the Chief Executive Officer and Executive Committee with candor; and

8.	The Board of Director’s assessment of a director candidate’s qualifications includes consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors.

The foregoing general criteria apply equally to the evaluation of all potential independent and management director nominees, including those individuals recommended by stockholders.

Our CNG Committee may solicit and consider suggestions of our directors, Tiptree or its affiliates (including TREIT) or our management regarding possible nominees. Our CNG Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

Our CNG Committee may consider director candidates recommended by our stockholders. Our CNG Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board of Directors, Tiptree or its affiliates (including TREIT) or our management. Any recommendations by stockholders should follow the procedures outlined under “Additional Information — Stockholder Proposals” in this proxy statement and should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. In addition, any stockholder recommending a director candidate should submit information demonstrating the number of shares of common stock that he or she owns.

Executive Sessions of Independent Directors

In accordance with our Corporate Governance Guidelines, the independent directors serving on our Board of Directors are given an opportunity at each meeting to meet in executive session without the presence of any directors or other persons who are part of our management. Our executive sessions are chaired by our Lead Director. Mr. Houlihan was appointed Lead Director on September 6, 2011, replacing Mr. Besecker who resigned as Lead Director, effective September 1, 2011. Interested parties may communicate directly with our Lead Director or our independent directors as a group through the process set forth above under “Communications with our Board of Directors.”

Current Board Leadership Structure

Our Board of Directors is led by Michael G. Barnes, the Chairman of the Board of Directors, and Geoffrey N. Kauffman, the Vice Chairman of the Board of Directors. Mr. Barnes serves as the chief executive officer and chairman of Tiptree. Mr. Kauffman serves as the president and chief operating officer of Tiptree. Tiptree is our majority stockholder and an affiliate of TREIT, which provides advisory services to us pursuant to a Services Agreement (discussed below). Mr. Barnes and Mr. Kauffman are each executive officers of TREIT. Our Board of Directors appointed an “Executive Committee” comprised of our Chairman, Michael G. Barnes, Vice Chairman, Geoffrey N. Kauffman

and our President and Chief Executive Officer, Salvatore (Torey) V. Riso, Jr., and delegated authority to the Executive Committee to implement the policies of the Company, as determined by the Board of Directors, to manage the Company’s day-to-day business, operations, activities and affairs, including participating in the review of the Company’s acquisition opportunities, portfolio management, financing opportunities and forecasting and capital budgeting. Because the Chairman and Vice Chairman of the Board of Directors are not independent, the Board of Directors appointed Mr. Houlihan to serve as the Company’s Lead Director (replacing Flint D. Besecker in such capacity following his resignation effective September 1, 2011) and provide the following services to the Company: preside at executive sessions of the independent directors and preside at meetings of the Board of Directors when the Chairman or Vice Chairman is not present.

To help ensure that the Board of Directors carries out its oversight responsibilities, our Corporate Governance Guidelines require the Board of Directors as a whole to maintain independence from management. Pursuant to the Corporate Governance Guidelines, a majority of the Board of Directors must be independent. As of the date hereof, four (4) of our current seven (7) directors have been determined to be independent.

The Board of Directors believes that this structure is appropriate due to TREIT’s position as advisor to the Company pursuant to the Services Agreement (discussed in “Certain Relationships and Related Transactions — Transactions with Related Persons”). The Board of Directors also believes that this structure allows the Company to better utilize the experience of Mr. Barnes and Mr. Kauffman.

Board’s Role in Risk Oversight

Our Board of Directors oversees our business in general, including risk management and performance of the Chief Executive Officer and other members of senior management, to assure that the long-term interests of the stockholders are being served. Each committee of our Board of Directors is also responsible for reviewing the risk exposure related to such committee’s areas of responsibility and providing input to senior management on such risks.

Management and our Board of Directors have a process to identify, analyze, manage and report all significant risks facing us. Our Chief Executive Officer will regularly report to the Board of Directors on significant risks facing us, including legal, financial, operational and strategic risks. The Audit Committee reviews with senior management significant risks related to the Company and periodically reports to the Board of Directors on such risks.

In addition, pursuant to its charter, the Audit Committee is responsible for reviewing and discussing the Company’s business risk management process, including the quality and integrity of the Company’s financial statements, and accounting and reporting processes; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s internal audit and credit audit functions. Furthermore, the Audit Committee evaluates key financial statement issues and risks, their impact or potential effect on reported financial information and the process used by management to address such matters. At each Audit Committee meeting, management briefs the committee on the current business and financial position of the Company, as well as such items as internal audits and independent audits.

CNG Committee Interlocks and Insider Participation

The following non-employee directors are the current members of the CNG Committee of the Board of Directors: Messrs. Twiford, Houlihan and Ilany. During 2010, none of the Company’s executive officers served as a director or member of the CNG Committee of any other entity whose executive officers served on the Company’s Board of Directors or CNG Committee.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with our Audit Committee Charter, which was approved in 2007 and amended in 2010. Management has the primary responsibility for the preparation and presentation and integrity of our financial statements and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed with our independent auditors, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standards No. 114, Communication with Audit Committees (which supersedes Statement on Auditing Standards No. 61, as amended). Our independent auditors also provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board relating to the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has discussed with our independent auditors the auditors’ independence from both management and our Company.

Our Audit Committee discussed with our independent auditors the overall scope and plans for their audit. Our Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Submitted by our Audit Committee

William A. Houlihan (Chairman)
Jonathan Ilany
J. Rainer Twiford

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Securities Act and/or Exchange Act.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Proposal

Our Audit Committee previously appointed the accounting firm of Deloitte & Touche LLP (“Deloitte & Touche”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, which appointment was ratified by our stockholders at our 2010 Annual Meeting of Stockholders. On April 12, 2011, the Company dismissed Deloitte & Touche as its independent registered public accounting firm. The decision to dismiss Deloitte & Touche was made by the Company’s Audit Committee. On April 18, 2011, the Company appointed KPMG LLP (“KPMG”) as its independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification of this appointment by our stockholders. The decision to retain KPMG was also approved by the Company’s Audit Committee.

The reports issued by Deloitte & Touche on the Company’s consolidated balance sheets as of December 31, 2010 and 2009 (Successor and Predecessor periods, respectively, as a result of the Tiptree Transaction) and consolidated statements of operations, stockholders’ equity and cash flows for the periods August 13, 2010 to December 31, 2010 (Successor) and January 1, 2010 to August 12, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor) did not contain any adverse opinion or disclaimer of an opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods August 13, 2010 to December 31, 2010 (Successor) and January 1, 2010 to August 12, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor), and through April 12, 2011, there were no disagreements between the Company and Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreements in its reports on the Company’s consolidated financial statements for such year and period. There were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, that occurred during the periods and year referenced above and through April 12, 2011.

Through April 12, 2011, the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Deloitte & Touche had served as our independent registered public accounting firm since our formation and is considered by our management to be well-qualified. Similarly, our management considers KPMG to be well-qualified. Both Deloitte & Touche and KPMG have advised us that neither it nor any member thereof has any direct or material indirect financial interest in our Company or any of our subsidiaries in any capacity.

A representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. A representative of Deloitte & Touche will not be present at the Annual Meeting, and will, therefore, not be given the opportunity to make a statement if he or she so desires and will not be available to respond to appropriate questions.

As required by Instruction 2 to Item 304 of Regulation S-K, the Company has provided Deloitte & Touche and KPMG with a copy of the disclosures contained in this Proxy Statement with respect to the Company’s change of independent registered public accounting firm and has given Deloitte & Touche and KPMG the opportunity to present their respective views with respect to any incorrect or incomplete disclosures made by the Company. Neither Deloitte & Touche nor KPMG submitted a statement to the Company regarding any disagreement with the disclosures provided herein.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed by Deloitte & Touche for the two most recent fiscal years ended December 31, 2010 and 2009:

	2010	2009

Audit Fees(1)	$860,650.00	$821,000.00
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—
Total Fees(4)	$860,650.00	$821,000.00

(1)	Fees related to our annual audit, review of our quarterly reports on Form 10-Q, review of documents filed with the SEC, and the issuance of a consent.

(2)	Fees related to financial accounting and reporting consultations.

(3)	Fees related to tax compliance services and tax planning.

(4)	Fees related to all other services not covered by the audit fees, audit-related fees and tax fees categories.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee has sole authority (with the input of management) to approve in advance all engagements of our independent registered public accounting firm for audit or non-audit services. All audit services provided by Deloitte & Touche in 2010 and KPMG in 2011 were pre-approved by our Audit Committee.

Ratification

The Board of Directors asks shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Shareholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Board of Directors is submitting the appointment of KPMG to the shareholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Recommendation

On behalf of the Audit Committee, the Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In the discussion that follows, we provide an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies with respect to our current executive officers and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, are a series of tables containing specific data about the compensation paid to our executive officers in 2010.

Executive Overview and Compensation Program Objectives

In November 2010, we transitioned from an externally managed REIT to a REIT with a hybrid structure, including internal management and a Services Agreement with TREIT (as more fully described below), which is an affiliate of Tiptree Capital Management, LLC (“Tiptree Capital”), by which Tiptree, our largest shareholder, is externally managed. Prior to this transition, we had no employees and were managed by CIT Healthcare. Of our current executive officers, Salvatore (Torey) V. Riso, Jr., our Chief Executive Officer, was employed by an affiliate of our former manager, while our Chief Financial Officer, Steven M. Sherwyn, joined us in a formal capacity after the transition from CIT Healthcare, and thus we did not pay any cash compensation to our executive officers in such capacity while we were managed by CIT Healthcare. In November 2010, in conjunction with the termination of CIT Healthcare as our external manager and our transition from an externally managed REIT to a REIT with a hybrid structure, including internal management and a Services Agreement with TREIT, we entered into employment agreements with our Chief Executive Officer, Mr. Riso and our Chief Financial Officer, Mr. Sherwyn (the “Employment Agreements”), which were approved by our CNG Committee, which consists of three of the members of our Board of Directors, all of whom are independent.

Due to our recent transition from an externally-managed REIT to a hybrid management structure containing components of both internal and external management, part of our compensation objective is to provide compensation packages that take into account the level of responsibility and scope of duties of each of our executive officers consistent with an internally managed structure. In addition, the compensation packages are designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability. The compensation packages are also intended to reward the achievement of specific short and long-term strategic goals that are tied to creating stockholder value.

Our 2010 executive compensation packages consisted of two components, which were designed to be consistent with our compensation objectives: (i) base salary and (ii) incentive payment. Because our executive officers were only employed by the Company for two months in 2010, the 2010 executive compensation packages did not include a performance based cash or equity bonus. We did, however, pay our executive officers a one time incentive payment, as discussed below.

In structuring the 2010 executive compensation packages, the Board of Directors and the CNG Committee focused primarily on our policy of attracting and retaining executive officers with outstanding abilities who could manage our Company effectively. Thus, the Board of Directors and CNG Committee designed the 2010 base salaries to be competitive in the marketplace based on the executive officers’ levels of skill and expertise. The incentive payments to Mr. Riso were designed to attract him to remain our President and Chief Executive Officer, which required him to leave his employment with an affiliate of our former manager, CIT Healthcare. The incentive payments to Mr. Sherwyn were designed to attract him to join our Company as Chief Financial Officer.

Compensation Methodology

The CNG Committee is responsible for reviewing, evaluating and approving the performance and compensation of the Chief Executive Officer as well as recommending to the Board of Directors the compensation of our Chief Financial Officer. The CNG Committee reviewed the executive compensation structure developed in conjunction with our transition from an externally managed REIT to a REIT with a hybrid structure (including internal management and a Services Agreement with TREIT) and authorized the negotiation of the Employment Agreements by the Executive Committee of our Board of Directors (which at the time was comprised of Michael G. Barnes, the Chairman, and Geoffrey N. Kauffman, the Vice Chairman) and ultimately approved the Employment Agreements. Since then, Mr. Riso has become a member of the Executive Committee. The Employment Agreements entered into between us and our executive officers established the executive compensation packages for 2010.

In structuring the compensation packages for 2010, the CNG Committee was presented with compensation data for executives at a peer group of other Healthcare REITs, with positions and responsibilities comparable to those held by our executive officers to help them consider a competitive level of executive compensation, which consisted of the following companies:

HCP, Inc. Ventas, Inc. Health Care REIT, Inc. Nationwide Health Properties, Inc. Healthcare Realty Trust Incorporated Senior Housing Properties Trust	Omega Healthcare Investors, Inc. Medical Properties Trust, Inc. National Health Investors, Inc. LTC Properties, Inc. Cogdell Spencer Inc. Universal Health Realty Income Trust

This data consisted of base salary, cash bonus and equity award information, as well as total direct compensation paid by each of the peer companies as reflected in their proxy statements. Although the CNG Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by our executive officers, the CNG Committee did not benchmark to a particular percentile or specific performance metric, but rather used the peer group information to help guide its compensation decisions.

As discussed above, a key priority for us is to attract, retain and motivate a top quality management team. In order to attract a high caliber management team, the compensation packages offered must be competitive within the Healthcare REIT market, as well as reflective of the executive’s level of skill and expected contributions. The 2010 compensation packages for Mr. Riso and Mr. Sherwyn were the result of the CNG Committee’s understanding of the expected contributions in connection with the retention of Mr. Riso and the recruitment of Mr. Sherwyn, and the executive officers’ level of skill and compensation paid to similar positions within the peer group.

Executive Compensation Program Elements

Base Salary:  Base salary is intended to reward core competence in the executive officers’ roles relative to their skill and experience and is intended to be competitive to amounts paid to executive officers of other Healthcare REITs. Following the termination of CIT Healthcare as our external manager and our transition from an externally managed REIT to a REIT with a hybrid structure, including internal management and a Services Agreement with TREIT, from November 16, 2010, until December 31, 2010, Mr. Riso received a base salary of $225,000 per annum (prorated for the partial calendar year); and from November 1, 2010 until November 30, 2010 and from December 1, 2010 until December 31, 2010, Mr. Sherwyn received $150,000 and $200,000 per annum, respectively (pro-rated for the partial calendar year). Mr. Sherwyn also served as a consultant to the Company from September 14, 2010 through October 31, 2010 while the Company was still externally managed by CIT Healthcare. During this period, he received total cash compensation of $20,194 related to consulting fees for services rendered.

Incentive Payment:  As a part of our 2010 executive compensation packages, one-time cash and equity grants were awarded to our executive officers. As discussed above, these incentive payments were intended to assist in retaining Mr. Riso as our Chief Executive Officer, which required him to leave his employment with CIT Group, and recruit Mr. Sherwyn to join our Company as Chief

Financial Officer. The one-time cash and equity grants included the following: for Mr. Riso, (i) a $100,000 cash payment and (ii) a grant of 42,105 shares, with a then- current market value of approximately $200,000; and for Mr. Sherwyn, a grant of 10,000 shares, with a then-current market value of $47,500.

2011 Executive Compensation Program

Unlike our 2010 executive compensation packages, our 2011 packages will consist of three components, which are designed to be consistent with our compensation objectives: (i) base salary; (ii) annual cash performance bonus; and (iii) annual equity performance bonus, which are long-term equity incentive compensation awards.

In structuring the 2011 executive compensation packages, the Board of Directors and the CNG Committee considered how each component promotes recruitment retention of high quality executive personnel and motivates our management team to meet and exceed corporate goals and objectives and, ultimately, enhance shareholder value. Some of the compensation elements, such as base salaries and annual cash performance bonuses, are paid on a short-term or current basis. Other elements, such as the annual equity performance bonuses are subject to multi-year vesting schedules, and are paid over a longer-term basis. We believe this mix of short- and long-term compensation allows us to achieve our goals of attracting, retaining and motivating our top executive officers. A substantial portion of the cash-based compensation is comprised of an annual cash bonus that is dependent on each of our executive officers’ performance and the performance of the Company as a whole.

Base Salary:  We set base salaries at levels that compensate executive officers for their skill, experience and contributions to our Company and are competitive with amounts paid to executive officers of other Healthcare REITs. In 2011, Mr. Riso will receive a base salary of $250,000 and Mr. Sherwyn will receive a base salary $200,000.

Annual Cash Performance Bonus:  Annual cash bonuses are primarily intended to motivate executive officers to achieve specific operational and financial objectives. The Employment Agreements provide for an annual bonus that, in 2011, could range from $200,000 to $300,000 for Mr. Riso and from $100,000 to $200,000 for Mr. Sherwyn if certain performance Threshold, Target and Maximum targets established by the CNG Committee are reached. For 2011, the targets set by the CNG Committee are largely non-financial, event-driven targets related to the restructuring and repositioning of the Company following the acquisition of control of the Company by Tiptree Financial in August 2010 and subsequent termination of its external management agreements with CIT Healthcare. Target events include settlement or disposition of certain litigation, re-establishment of regular quarterly dividends, recruitment of additional management depth, development of acquisition prospects, development of financing alternatives and development of corporate infrastructure.

Annual Equity Performance Bonus:  Annual equity bonuses are long-term compensation awards designed to align the interests of our executive officers with those of our stockholders. The equity awards granted to our executive officers are generally subject to time-based vesting requirements designed to promote the retention of management and are intended to align the long-term performance and interests of management to that of our shareholders. Beginning in 2011, the Employment Agreements provide for an annual equity performance bonus that, in 2011, could range in value from $125,000 to $375,000 for Mr. Riso and from $150,000 to $250,000 for Mr. Sherwyn if certain performance Threshold, Target and Maximum targets that will be established by the CNG Committee are reached. These targets are the same as those for annual cash bonuses. These long-term equity incentive compensation awards may consist of restricted stock, stock options, stock appreciation rights or other types of equity bonus awards, as determined by the CNG Committee and awarded pursuant to the 2007 Care Investment Trust Inc. Equity Plan (the “Equity Plan”) or any other equity incentive plan in effect at the time.

Retirement Plans

Our executive officers and other members of our Company are eligible to participate in a 401(k) plan up to the maximum amount permitted under the Internal Revenue Code of 1986, as amended, or the Code.

Termination and Change-in-Control Arrangements

Under the Employment Agreements, the current executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment. The specific terms of these arrangements are discussed under the heading “Potential Payments Upon Termination or Change in Control.” The terms of these arrangements were negotiated as a part of the Employment Agreements and were considered reasonable in light of our intention to retain Mr. Riso and recruit Mr. Sherwyn to join our Company.

Equity Compensation

Our CNG Committee, may, from time to time, grant equity awards pursuant to our Equity Plan that is designed to align the interests of our executive officers with those of our stockholders, by allowing our executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. The equity awards granted to our executive officers are generally subject to time-based vesting requirements designed to promote the retention of management and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to attract, motivate and retain talented individuals. The Company did not grant any equity awards to any of its executive officers in 2010, however, several grants issued to our current and former executive officers during prior periods vested during 2010. A more detailed discussion of the Equity Plan and the grants that vested during 2010 is included under the heading “Narrative to Summary Compensation Table for 2010 and Grants of Plan-Based Awards Table For 2010 — Equity Compensation.”

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain of their other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The CNG Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of our Company and its stockholders.

Interpretation of and changes in the tax laws and other factors beyond the CNG Committee’s control may affect the deductibility of certain compensation payments. The CNG Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Analysis of Risk in Compensation Program

The structure of our Company’s compensation program is designed to discourage our executive officers from engaging in unnecessary and excessive risk taking. The compensation program is structured to focus our executive officers’ attention on financial and operating results in the near term and also to the creation of stockholder value over the long term. Our CNG Committee and Board of Directors considered the current risk profile of our Company’s 2010 compensation packages when approving them and will continue to do so in the future. In regard to future compensation packages, the CNG Committee will note ways in which risk is effectively managed or mitigated, including whether there is a balanced mix of the near term and long term elements that will comprise those compensation packages, whether there are varied performance metrics in our executive officers’ annual cash and equity performance bonuses and whether the CNG Committee has the ability to employ discretion when awarding annual and long-term incentive compensation. Accordingly, we believe that our compensation program (i) promotes behavior that is focused on the achievement of financial and operating metrics and supports sustainable value creation for our stockholders and (ii) is not reasonably likely to have a material adverse effect on the Company.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

Our CNG Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and the Company’s Annual Report on Form 10-K/A.

Submitted by our CNG Committee

J. Rainer Twiford (Chairman)
William A. Houlihan
Jonathan Ilany

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information regarding the compensation paid to our named executive officers by us in 2010, 2009 and 2008.

Summary Compensation Table

			Cash	Stock
		Salary	Bonus	Awards[1]	Total
Name and Principal Position	Year	($)	($)	($)	($)

Salvatore (Torey) V. Riso, Jr.[2]	2008	$—	$—	$18,058	$18,058
President and Chief Executive Officer	2009	—	—	149,933	149,933
	2010	28,125	100,000	290,000	418,125
Steven M. Sherwyn[3]	2010	29,167	—	47,500	76,667
Chief Financial Officer and Treasurer

Paul F. Hughes[4]	2009	—	—	110,131	110,131
Chief Financial Officer and Treasurer	2010	—	—	54,000	54,000

(1)	Amounts recognized by the Company for financial statement reporting purposes in the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008. For more information about equity grants, see Footnote 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K for each of the years ended December 31, 2010, 2009 and 2008. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(2)	On December 10, 2009, Mr. Riso was awarded a performance share award with a Threshold, Target and Maximum award of 2,500, 5,000 and 10,000 shares, respectively. The grant date fair value of the award assuming the achievement of the highest level of performance is $79,800. On February 23, 2010, our Board amended the performance share awards. See “Executive Compensation — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the amendment. On August 13, 2010, under the terms of the performance share award and our Equity Plan, the performance share award issued to Mr. Riso vested in connection with shareholder approval of the change of control to Tiptree, and Mr. Riso achieved the maximum award of 10,000 shares. The stock award in the table above also includes 42,105 shares issued to Mr. Riso on January 3, 2011 as per the terms of his employment agreement which had a grant date fair value of $200,000 and was recognized by the Company as compensation expense for the fourth quarter in 2010. The salary portion of Mr. Riso’s compensation represents cash compensation earned from November 15, 2010 to December 31, 2010 subsequent to Care’s transition into a hybrid management structure. The 2010 bonus represents a $100,000 one-time cash payment made to Mr. Riso on January 3, 2011 as per the terms of his Employment Agreement.

(3)	Mr. Sherwyn was appointed Chief Financial Officer and Treasurer of the Company on November 4, 2010 and thus was not an executive officer in 2008 or 2009. The stock award in the table above includes 10,000 shares issued to Mr. Sherwyn on January 3, 2011 as per the terms of his employment agreement which had a grant date fair value of $47,500 and was recognized by the Company as compensation expense for the fourth quarter in 2010. The salary portion of Mr. Sherwyn’s compensation in the table above represents cash compensation earned from November 1, 2010 to December 31, 2010 subsequent to Care’s transition to a hybrid management structure. Mr. Sherwyn also served as a consultant to the Company from September 14, 2010 through October 31, 2010 while the Company was still externally managed by CIT Healthcare. During this period, he received total cash compensation of $20,194 related to consulting fees for services rendered.

(4)	Mr. Hughes was appointed Chief Financial Officer and Treasurer of the Company on March 16, 2009 and resigned on November 4, 2010 and thus was not an executive officer in 2008. While Mr. Hughes was an officer of the Company, he was also an employee of CIT Corporate Finance, of which CIT Healthcare, our former Manager, is a part of. On December 10, 2009, Mr. Hughes was awarded a performance share award with a Threshold, Target and Maximum award of 1,500, 3,000 and 6,000 shares, respectively. The grant date fair value of the award assuming the highest level of performance was $47,880. On February 23, 2010, our Board amended the performance share awards. See “Executive Compensation — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the amendment. On August 13, 2010, under the terms of the performance share award and our Equity Plan, the performance share award issued to Mr. Hughes vested in connection with shareholder approval of the change of control to Tiptree and Mr. Hughes achieved the maximum award of 6,000 shares.

Grants of Plan-Based Awards

The following table sets forth information about awards granted to our named executive officers by us during the fiscal year ended December 31, 2010.

Grants of Plan-Based Awards Table

						All Other		Grant
						Stock		Date
						Awards:		Fair
						Number of	Market	Value of
			Estimated Future Payouts Under			Shares of	Price on	Stock and
			Equity Incentive Plan Awards			Stock or	Grant	Option
			Threshold	Target	Maximum	Units	Date	Awards
Name	Grant Date		(#)	(#)	(#)	(#)	($/Sh)	($)

Salvatore (Torey) V. Riso, Jr.	—	(1)	—	—	—	—	—	—
Steven M. Sherwyn	—	(2)	—	—	—	—	—	—
Paul F. Hughes	—		—	—	—	—	—	—

(1)	On January 3, 2011, as per the terms of his Employment Agreement, the Company issued 42,105 shares to Mr. Riso that had a grant date fair value of $200,000 based on our closing stock price on December 31, 2010 of $4.75 per share and was recognized by the Company as compensation expense for the fourth quarter in 2010.

(2)	On January 3, 2011, as per the terms of his Employment Agreement, the Company issued 10,000 shares to Mr. Sherwyn that had a grant date fair value of $47,500 based on our closing stock price on December 31, 2010 of $4.75 per share and was recognized by the Company as compensation expense for the fourth quarter in 2010.

Narrative to Summary Compensation Table for 2010 and Grants of Plan-Based Awards Table for 2010

The following discussion is intended to be read as a supplement to (i) the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” as well as the footnotes to such tables and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above. Accordingly, the following discussion should be read in conjunction with such other disclosures.

Employment Agreements

Beginning in November 2010 in conjunction with our transition from an externally managed REIT to a REIT with a hybrid structure, including internal management and a Services Agreement with TREIT, we entered into Employment Agreements with each of our executive officers. We have summarized the material terms of these executive Employment Agreements under the caption “Compensation Discussion and Analysis” and “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Equity Compensation

Our CNG Committee, may, from time to time, grant equity awards designed to align the interests of our executive officers with those of our stockholders, by allowing our executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. The equity awards granted to our executive officers are generally subject to time-based vesting requirements designed to promote the retention of management and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to attract, motivate and retain talented individuals. Our Equity Plan provides for the issuance of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock that may be made by us to our directors and officers and to our other employees and advisors and consultants who are providing services to the Company as of the date of the grant of the award. Shares of common stock issued to our independent directors with respect to their annual retainer fees are also issued under this plan.

Our Board of Directors has delegated its administrative responsibilities under the Equity Plan to our CNG Committee. In its capacity as plan administrator, the CNG Committee has the authority to make awards to eligible directors, officers, employees, advisors and consultants, and to determine what form the awards will take and the terms and conditions of the awards. Grants of equity-based or other compensation to our chief executive officer must also be approved by the independent members of our Board of Directors.

The following grants were made in January 2011 to our current executive officers but were recognized as compensation by the Company in 2010:

Special Incentive Grant to Mr. Riso and Mr. Sherwyn

On January 3, 2011 as per the terms of his Employment Agreement, which was executed as part of Care’s transition from an externally managed REIT to a REIT with a hybrid structure, including internal management and a Services Agreement with TREIT, Mr. Riso received 42,105 shares that had a grant date fair value of $200,000 and was recognized by the Company as compensation expense for the fourth quarter in 2010.

On January 3, 2011 as per the terms of his Employment Agreement, which was executed as part of Care’s transition from an externally managed REIT to a REIT with a hybrid structure, including internal management and a Services Agreement with TREIT, Mr. Sherwyn received 10,000 shares that had a grant date fair value of $47,500 and was recognized by the Company as compensation expense for the fourth quarter in 2010.

The Company did not grant any equity awards to any of its executive officers in 2010, however the grants described below vested during 2010:

Special Equity Grant to Mr. Riso and Mr. Hughes

On March 12, 2009, our Board of Directors approved a special grant of 10,486 restricted stock units to Mr. Riso. The award was structured to vest in four equal installments beginning on the first anniversary of the grant date (March 12, 2010). Our Board of Directors granted the award to Mr. Riso, which had a grant date fair value of $62,497 based on our closing stock price on March 12, 2009 of $5.96 per share, to recognize Mr. Riso’s continued service to the Company. On January 28, 2010, under the terms of our Equity Plan, these restricted stock units, in addition to 12,210 restricted stock units previously issued to Mr. Riso, vested in connection with shareholder approval of the Company’s Plan of Liquidation.

On May 7, 2009, our Board of Directors approved a special grant of 13,333 restricted stock units to Mr. Hughes. The award was structured to vest in four equal installments beginning on the first anniversary of the grant date (May 7, 2010). Our Board of Directors granted the award to Mr. Hughes, which had a grant date fair market value of $66,265 based on our closing stock price on May 7, 2009 of $4.97 per share, to recognize Mr. Hughes’s service to our company as the new chief financial officer and treasurer. On January 28, 2010, under the terms of our Equity Plan, these restricted stock units vested in connection with shareholder approval of the Company’s Plan of Liquidation.

Performance Share Awards to Mr. Riso and Mr. Hughes

On December 10, 2009, our Board of Directors awarded Mr. Riso and Mr. Hughes performance share awards with target levels of 5,000 and 3,000, respectively. These awards were amended and restated on February 23, 2010, such that the awards were triggered upon the execution, during 2010, of one or more of the following transactions that results in a return of liquidity to our stockholders within the parameters expressed in the agreement: (i) a merger or other business combination resulting in the disposition of all of the issued and outstanding equity securities of the Company; (ii) a tender offer made directly to our stockholders either by us or a third party for at least a majority of our issued and outstanding common stock; or (iii) the declaration of aggregate distributions by our Board of Directors equal to or exceeding $8.00 per share. If the net proceeds were less than $7.50 per share, each individual would receive 50% of their respective target awards. If the net proceeds were greater than or equal to $7.50 per share and less than or equal to $7.99 per share, each individual would receive his respective target award. If the net proceeds were equal to or exceeded $8.00 per share, each individual would receive 200% of his respective target award. Each performance share award would accrue any distributions declared during the award period without duplication.

On August 13, 2010, under the terms of the performance share award and our Equity Plan, the performance share award issued to Mr. Riso and Mr. Hughes vested in connection with shareholder approval in connection with the Tiptree Transaction, and Mr. Riso and Mr. Hughes achieved the maximum award of 10,000 shares and 6,000 shares, respectively.

Compensation Mix

As discussed in more detail in the section “Compensation Discussion and Analysis,” in 2010, our compensation program was comprised of the following two elements: (i) base salary and (ii) initial payment. The base salary awarded to the executive officers in 2010 was set at a level that was competitive based on the executive officers’ level of skill and experience. The initial payments were provided as a means of incentivizing Mr. Riso to remain our Company’s Chief Executive Officer and as a means of attracting Mr. Sherwyn to join our Company.

Performance bonuses were not included in the 2010 executive compensation packages because the executive officers were only employees of our Company for less than two months in 2010, which was not a sufficient amount of time to determine whether a performance award was justifiable. Beginning in 2011, the executive compensation packages will include an annual cash bonus and an annual equity bonus. In implementing these performance bonuses in 2011, the CNG Committee will seek to achieve an appropriate balance among these elements to incentivize our executive officers to focus on financial and operating results in the near term and the creation of stockholder value over the long term.

Outstanding Equity Awards at Fiscal Year End

There were no Care equity awards outstanding as of December 31, 2010, which is the end of our Company’s fiscal year.

Option Exercises and Stock Vested

We have not granted any stock options. Certain stock awards and restricted stock unit and performance share awards issued to our named executive officers, as further described in “Equity Compensation,” vested during the fiscal year ended December 31, 2010 and are set forth in the table below.

Option Exercises and Stock Vested Table

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
	Vesting	Vesting
Name	(#)	($)

Salvatore (Torey) V. Riso, Jr.(1)	74,801	$477,469
Steven M. Sherwyn(2)	10,000	47,500
Paul F. Hughes(3)	19,333	164,131

(1)	On January 28, 2010, under the terms of our Equity plan, 22,696 restricted stock units previously issued to Mr. Riso vested in connection with shareholder approval of the Company’s Plan of Liquidation. On December 10, 2009, Mr. Riso was awarded a performance share award with a Threshold, Target and Maximum award of 2,500, 5,000 and 10,000 shares, respectively. The grant date fair value of the award assuming the achievement of the highest level of performance was $79,800. On February 23, 2010, our Board of Directors amended the performance share awards. See “Executive Compensation — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the amendment. On August 13, 2010, under the terms of the performance share award and our Equity Plan, the performance share award issued to Mr. Riso vested in connection with shareholder approval of the change of control to Tiptree, and Mr. Riso achieved the maximum award of 10,000 shares. Included as part of the stock that vested during 2010 in the table above is 42,105 shares issued to Mr. Riso on January 3, 2011 as per the terms of his Employment Agreement that had a grant date fair value of $200,000 and was recognized by the Company as compensation expense for the fourth quarter in 2010.

(2)	Included as part of the stock that vested during 2010 in the table above is 10,000 shares issued to Mr. Sherwyn on January 3, 2011 as per the terms of his Employment Agreement that had a grant date fair value of $47,500 and was recognized by the Company as compensation expense for the fourth quarter in 2010.

(3)	On January 28, 2010, under the terms of our Equity plan, 13,333 restricted stock units previously issued to Mr. Hughes vested in connection with shareholder approval of the Company’s Plan of Liquidation. On December 10, 2009, Mr. Hughes was awarded a performance share award with a threshold, target and maximum award of 1,500, 3,000 and 6,000 shares, respectively. The grant date fair value of the award assuming the highest level of performance was $47,880. On February 23, 2010, our Board of Directors amended the performance share awards. See “Executive Compensation — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the amendment. On August 13, 2010, under the terms of the performance share award and our Equity Plan, the performance share award issued to Mr. Hughes vested in connection with shareholder approval of the change of control to Tiptree, and Mr. Hughes achieved the maximum award of 6,000 shares.

Pension Benefits

Our named executive officers received no benefits in fiscal year 2010 from us under defined pension or defined contribution plans.

Nonqualified Deferred Compensation

Our Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Other Plans, Perquisites and Benefits

With limited exceptions, the CNG Committee’s policy is to provide benefits to executive officers that are substantially the same as those offered to other officers and employees of our company at or above the level of vice president. In 2010, we did not provide our executive officers with any perquisites or personal benefits.

Potential Payments Upon Termination or Change in Control

Severance and Other Benefits Upon Termination of Employment

As described above under “Compensation Discussion and Analysis,” the Employment Agreements we have entered into with our current executive officers provide that our executive officers will receive a base salary, a one time incentive payment, an annual cash performance bonus (if certain performance metrics are achieved) and an annual equity performance bonus (if certain performance metrics are achieved), and allow the executive officers to participate in benefit plans and retirement plans of the Company that are generally available to the other senior management employees of the Company. The term of each Employment Agreement ends on December 31, 2013; thereafter, the employment period shall be automatically extended for subsequent one year periods unless written notice to the contrary is given by either Care or the executive officer at least ninety days prior to the expiration of the employment or renewal period. However, the employment period is subject to earlier termination. The circumstances under which early termination is possible and the payments the executive officers will receive upon termination are discussed in more detail below.

The executive officers agreed that during their employment and for two years following the date of termination, the executive officers shall not, directly or indirectly, solicit or induce any officer, director, employee, consultant, agent or joint venture partner of the Company or any of its affiliates to terminate his, her or its employment or other relationship with the Company or any of its affiliates for the purposes of associating with any competitor of the Company or any of its affiliates. Additionally, the executive officers agreed that for the one-year period following the termination of their employment by either party for any reason (other than (i) expiration of the term of the Employment Agreement due to the Company’s notice not to renew the Employment Period, (ii) termination by the Executive with Good Reason, or (iii) termination by the Company of the Executive without cause), he will not engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner, other investor or otherwise, within the United States, in any business that competes directly with the principal businesses conducted by the Company as of the date of termination, as defined in the Employment Agreements. The executive officers have also agreed that they will hold in confidence for the benefit of the Company, all of the information and business secrets in respect of the Company and its affiliates, and they will not, at any time before or after their employment ends, willfully use, disclose or divulge any such information, with a few limited exceptions as set forth in the Employment Agreements. Additionally, they have agreed that any Intellectual Property developed by them during their employment is, and will always remain, solely the property of the Company and that the executive officers shall have no rights to such Intellectual Property.

The Employment Agreements contain certain definitions and provisions that permit us to terminate the executive officer’s for or without “cause,” which is generally defined to mean that any of the following events occurred:

(i) the conviction of, or a plea of nolo contendere by, the executive officers for the commission of (1) a felony, (2) any crime involving moral turpitude, deceit, dishonesty or fraud or (3) any crime resulting in the executive officer’s incarceration which our Board of Directors determines to be detrimental to the best interests of the Company;

(ii) continuing willful failure by the executive officer for ten business days to substantially perform his duties under the Employment Agreement (other than such failure resulting from the executive officer’s incapacity due to physical or mental illness or subsequent to the issuance of a notice of termination by executive for good reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the executive officer has not substantially performed his duties; or

(iii) the executive officer’s theft or fraud relating to the executive officer’s employment or the business of the Company or its subsidiaries, willful misconduct that is injurious to the Company or its subsidiaries, or willful violation of any law, rule, regulation or policy with respect to a material aspect of the business of the Company.

Under the Employment Agreements, an executive officer may terminate his employment for “good reason” within thirty days after the occurrence, without his written consent, of one of the following events that has not been cured within ten business days after written notice thereof has been given by the executive officer to the Company:

(i) the assignment to the executive officer of duties materially inconsistent with his status as, or removal of any title of Chief Executive Officer and President (for Mr. Riso) or Chief Financial Officer (for Mr. Sherwyn);

(ii) the Executive Officer is directed to directly report to a person other than the CEO (in the case of Mr. Sherwyn), the Board of Directors or a committee thereof (unless the Employment Agreement is assigned to an external management company);

(iii) a reduction by the Company in the executive officer’s base salary, annual cash bonus opportunity or annual equity bonus opportunity, or a material failure by the Company to pay or provide any Base Salary or contractually committed cash or equity bonus payment or amounts when due;

(iv) the requirement by the Company that the principal place of performance of the executive officer’s services be at a location more than fifty miles from the primary office of the executive officer as of the effective date of the Employment Agreement; or

(v) a material failure by the Company to comply with any material provision of the Employment Agreement.

If the executive officers’ employment is terminated for any reason (including the Company’s notice not to renew the Employment Period and a termination by an executive officer for good cause), except for a termination due to the executive officer’s notice not to renew the employment or renewal period upon expiration of the term of employment, by us for cause, or by the executive officer without a good reason or on account of death or disability, the executive officers will be entitled to the following from us not later than 30 days after the date of termination (or such earlier time as may be required by applicable law): (i) Base Salary (at the rate in effect at the time notice of termination is given) through the date of termination to the extent theretofore unpaid, (ii) the value of any vacation days earned but unused through the date of termination, and (iii) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the date of termination and not yet reimbursed by the Company (collectively, the “Accrued Obligations”). The executive officer shall also be entitled to (i) the greater of (1) 12 months or (2) the number of whole months between the termination date and February 1, 2013 of such executive officer’s base salary at the rate in effect at the time of termination from us not later than 30 days after the date of termination; (ii) health benefits until the earlier of (1) the 12 month anniversary of the date of termination and (2) the date upon which executive receives similar health benefits or is eligible to receive them from a subsequent employer; (iii) full vesting of the Company’s equity awards as of the termination date and (d) continuing exercisability of all stock options and stock appreciation rights for the lesser of (1) 12 months after the date of termination or (2) the remainder of their term.

If our executive officers’ employment terminates on account of death or disability, the executive officers or their estates shall be entitled to the following: (i) the Accrued Obligations from us not later than 30 days after the date of termination (or such earlier time as may be required by applicable law); (ii) not later than 30 days after the date of termination, a pro-rated Annual Cash Bonus and Annual Equity Bonus based upon the number of days in the year of termination through the date of termination relative to 365 days, assuming for such purposes the performance targets applicable to the Annual Cash Bonus and the Annual Equity Bonus have been satisfied at the Target Bonus Level for the year in which the date of termination occurs; (iii) health benefits for 12 months following the date of termination; (iv) full vesting of all Company equity awards as of the date of termination; and (v) continuing exercisability of all stock options and stock appreciation rights for the lesser of (1) 12 months after the date of termination or (2) the remainder of their term.

If our executive officers are terminated due to the executive officer’s notice not to renew the employment period or renewal period upon expiration of their term of employment, by us for cause or if our executive officer’s employment shall be terminated by the executive officer without Good Reason, the executive officers will be entitled to the Accrued Obligations from us not later than 30 days after the date of termination (or such earlier time as may be required by applicable law) and the Company shall have no additional obligations to the executive officers.

In addition to the benefits described above, upon termination of employment with us, the executive officers are generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary. We have calculated the amount of any potential payments as if the termination occurred on December 31, 2010 and therefore used the closing price of our common stock as reported on the OTCQX on December 31, 2010, the last trading day of 2010.

In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•	The date of termination is December 31, 2010;

•	There is no accrued and unpaid salary;

•	Executive officers are entitled to termination benefits, including those provided for in the 2010 Employment Agreements;

•	The annual base salaries at the time of termination is equal to the annual base salaries effective as of December 31, 2010;

•	There is no unpaid bonus for 2010;

•	There is no unused vacation time;

•	Our cost of continued healthcare benefits is constant over the benefit period;

•	There are no unvested shares under the Company’s equity awards; and

•	There is no unpaid reimbursement for expenses incurred prior to the date of termination.

Estimated Potential Payments upon Termination

Expiration of the
		Executive		Term of the
		Officer’s Notice		Employment
		not to Renew upon		Agreement due to
		Expiration of		the Company’s
		Term;		notice not to
		Termination by		renew;
		the Company for		Termination
		Cause or by		by the Company
		Executive		Without Cause or
		without Good	Termination by	by Executive for
Executive Officer	Benefit	Reason	Death; Disability	Good Reason

Salvatore (Torey) V. Riso, Jr.	Base Salary	$—	$—	$468,750
	Severance(1)	300,000	300,000	300,000
	Bonus Payment	—	—	—
	Vacation	—	—	—
	Healthcare	—	—	—
	Vesting of Stock	—	22,798	22,798
	Stock Options	—	—	—
	Business Expenses	—	—	—
	Total	$300,000	$322,798	$791,548
Steven M. Sherwyn	Base Salary	$—	$—	$416,667
	Severance(2)	47,500	47,500	47,500
	Bonus Payment	—	—	—
	Vacation	—	—	—
	Healthcare	—	22,798	22,798
	Vesting of Stock	—	—	—
Stock Options
	Business Expenses	—	—	—
	Total	$47,500	$70,298	$486,965

(1)	The severance award in the table above includes 42,105 shares issued to Mr. Riso on January 3, 2011 as per the terms of his Employment Agreement entered into on November 4, 2010 which had a grant date fair value of $200,000 as well as a $100,000 one-time cash payment for 2010 made to Mr. Riso on January 3, 2011, such amounts as per the terms of his Employment Agreement.

(2)	The severance award in the table above includes 10,000 shares issued to Mr. Sherwyn on January 3, 2011 as per the terms of his Employment Agreement entered into on November 4, 2010 which had a grant date fair value of $47,500.

Plan of Liquidation

On January 28, 2010, our stockholders approved a plan of liquidation, which was filed as Exhibit A to our definitive proxy statement filed on December 28, 2009. Pursuant to the terms of the restricted stock and restricted stock and performance share grant instruments and our Equity Plans, stockholder approval of the plan of liquidation resulted in the accelerated vesting of restricted stock and restricted stock and performance share awards.

On March 12, 2009, our Board of Directors approved a special grant of 10,486 restricted stock units to Mr. Riso. The award was structured to vest in four equal installments beginning on the first anniversary of the grant date (March 12, 2010). Our Board of Directors granted the award to Mr. Riso, which had a grant date fair value of $62,497 based on our closing stock price on March 12, 2009 of $5.96 per share, to recognize Mr. Riso’s continued service to the Company. On January 28, 2010, under the terms of our Equity Plan, these restricted stock units, in addition to 12,210 restricted stock units previously issued to Mr. Riso, vested in connection with shareholder approval of the Company’s Plan of Liquidation.

On May 7, 2009, our Board of Directors approved a special grant of 13,333 restricted stock units to Mr. Hughes. The award was structured to vest in four equal installments beginning on the first anniversary of the grant date (May 7, 2010). Our Board of Directors granted the award to Mr. Hughes, which had a grant date fair market value of $66,265 based on our closing stock price on May 7, 2009 of $4.97 per share, to recognize Mr. Hughes’s service to our company as the new chief financial officer and treasurer. On January 28, 2010, under the terms of our Equity Plan, these restricted stock units vested in connection with shareholder approval of the Company’s Plan of Liquidation.

Tiptree Transaction

On March 16, 2010, we entered into a definitive purchase and sale agreement with Tiptree under which we agreed to sell newly issued common stock to Tiptree at $9.00 per share (prior to the Company’s announcement of a three-for-two stock split in September 2010) and to launch a cash tender offer for up to all of our outstanding common stock at $9.00 per share (prior to the Company’s announcement of a three-for-two stock split in September 2010). The Tiptree Transaction was approved by our stockholders on August 13, 2010, resulting in a change of control of the Company.

On December 10, 2009, Mr. Riso was awarded a performance share award with a threshold, target and maximum award of 2,500, 5,000 and 10,000 shares, respectively. The grant date fair value of the award assuming the achievement of the highest level of performance was $79,800. On February 23, 2010, our Board of Directors amended the performance share awards. See “Executive Compensation — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the amendment. On August 13, 2010, under the terms of the performance share award and our Equity Plan, the performance share award issued to Mr. Riso vested in connection with shareholder approval of the change of control to Tiptree and Mr. Riso achieved the maximum award of 10,000 shares.

On December 10, 2009, Mr. Hughes was awarded a performance share award with a threshold, target and maximum award of 1,500, 3,000 and 6,000 shares, respectively. The grant date fair value of the award assuming the highest level of performance was $47,880. On February 23, 2010, our Board of Directors amended the performance share awards. See “Executive Compensation — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the amendment. On August 13, 2010, under the terms of the performance share award and our Equity Plan, the performance share award issued to Mr. Hughes vested in connection with shareholder approval of the change of control to Tiptree, and Mr. Hughes achieved the maximum award of 6,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Owners of More Than 5% of Common Stock and Directors and Named Executive Officers

The following table sets forth the beneficial ownership of our common stock, as of September 15, 2011, for: (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each of our named executive officers; and (4) our directors, nominees for director and current named executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below shall be c/o Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, New York 10017.

	Amount and Nature
	of Beneficial
	Ownership of	Percent of
Name	Common Stock	Total(1)

Michael G. Barnes(2)(3)(4)	9,944,179	92.0%
Arif Inayatullah(2)(3)(4)	9,944,179	92.0%
Tiptree Financial Partners, L.P.(2)(3)	9,930,075	91.8%
Salvatore (Torey) V. Riso, Jr.	42,105	*
Steven M. Sherwyn	10,000	*
Paul F. Hughes	0	*
Geoffrey N. Kauffman	0	*
William A. Houlihan	2,440	*
Jonathan Ilany	2,440	*
J. Rainer Twiford	2,440	*
Jean-Michel (Mitch) Wasterlain	0	*
All Directors and Executive Officers as a Group (9 Persons)(5)	10,003,604	92.5%

*	The percentage of shares beneficially owned does not exceed one percent of the total shares of our common stock outstanding.

(1)	As of September 15, 2011, 10,161,249 shares of common stock were issued and outstanding and entitled to vote. The percent of total for all of the persons listed in the table above is based on 10,813,749 shares which consists of 10,161,249 shares of our outstanding common stock plus 652,500 shares issuable pursuant to a warrant granted by the Company to our former manager CIT Healthcare that was subsequently purchased by Tiptree.

(2)	In a Schedule 13D filed on August 13, 2010, Tiptree was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 9,277,575 shares of our Common Stock. By virtue of serving as the manager of Tiptree with respect to our Common Stock, Tiptree Capital was deemed to have shared voting and dispositive power over the shares held by Tiptree. Likewise, Tricadia Holdings, L.P. (“Tricadia Holdings”), by virtue of being a direct owner of Tiptree Capital, was deemed to have shared voting and dispositive power over the shares held by Tiptree.

Similarly, Tricadia Holdings GP, LLC (“Tricadia Holdings GP”), as general partner of Tricadia Holdings, was deemed to have shared voting and dispositive power over the shares held by Tiptree. Likewise, Arif Inayatullah and Michael G. Barnes, as direct owners of Tiptree Capital, were each deemed to have shared voting and dispositive power over the shares held by Tiptree.

(3)	In consideration of the amendment to the Management Agreement between the Company and CIT Healthcare and for CIT Healthcare’s continued and future services to Care, we granted our former Manager a warrant (the “2008 Warrant”) to purchase 435,000 shares of the Company’s common stock at $17.00 per share under the Company’s 2007 Manager Equity Plan (the “Manager Equity Plan”). The 2008 Warrant, which is immediately exercisable, expires on September 30, 2018 (see “Certain Relationships and Related Transactions — Transactions with Related Persons” below). As part of the Tiptree Transaction, Tiptree acquired the 2008 Warrant from CIT Healthcare for $100,000, and the terms of the 2008 Warrant were subsequently adjusted to provide for the purchase of 652,500 shares of the Company’s common stock at $11.33 per share as a result of the three-for-two stock split announced by the Company in September 2010.

(4)	Arif Inayatullah and Michael G. Barnes each filed a Form 4 on August 9, 2011 because they were each deemed to indirectly own 14,104 shares of our Common Stock issued to TREIT as partial payment of the incentive fee due under the Services Agreement between the Company and TREIT. TREIT is owned by Tiptree Capital. By virtue of being a direct owner of Tiptree Capital, Tricadia Holdings was deemed to have shared voting and dispositive power over the shares held by TREIT. Similarly, Tricadia Holdings GP, as general partner of Tricadia Holdings, was deemed to have shared voting and dispositive power over the shares held by TREIT. Likewise, Arif Inayatullah and Michael G. Barnes, as direct owners of Tiptree Capital, were each deemed to have shared voting and dispositive power over the shares held by TREIT.

(5)	None of the shares beneficially owned by our directors or executive officers have been pledged as security for an obligation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis, except for the following:

•	Form 4 filed on behalf of Flint D. Besecker on February 4, 2010 for a disposition of 10,000 shares of common stock representing the amount of stock withheld to satisfy tax withholding obligations that occurred on January 28, 2010.

•	Form 4 filed on behalf of Paul F. Hughes on February 4, 2010 for a disposition of 4,809 shares of common stock representing the amount of stock withheld to satisfy tax withholding obligations that occurred on January 28, 2010.

•	Form 4 filed on behalf of Michael P. McDugall on February 4, 2010 for a disposition of 8,243 shares of common stock representing the amount of stock withheld to satisfy tax withholding obligations that occurred on January 28, 2010.

•	Form 4 filed on behalf of Salvatore (Torey) V. Riso, Jr. on February 4, 2010 for a disposition of 9,025 shares of common stock representing the amount of stock withheld to satisfy tax withholding obligations that occurred on January 28, 2010.

•	Form 4 filed on behalf of Steven N. Warden on August 13, 2010 for a disposition of 5,352 shares of common stock representing the amount of stock withheld to satisfy tax withholding obligations that occurred on January 28, 2010.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2010, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

(c)
	(a)		Number of
	Number of	(b)	Securities
	Securities to be	Weighted-	Remaining
	Issued Upon	Average	Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding	Outstanding	Under Equity
	Options, Warrants	Options, Warrants	Compensation
Plan Category	and Rights	and Rights	Plans(3)

Equity compensation plans approved by security holders
Equity Plan(1)	0	N/A	358,569
Manager Equity Plan(2)	652,500	$11.33	206,918
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	652,500	N/A	565,487

(1)	Our Equity Plan was adopted by our sole stockholder prior to our initial public offering on June 22, 2007.

(2)	Our Manager Equity Plan was adopted by our sole stockholder prior to our initial public offering on June 22, 2007. The number of shares in Column (a) represents shares issuable upon exercise of a warrant that we granted to our former manager, CIT Healthcare, on September 30, 2008. See “Certain Relationships and Related Transactions — Transactions with Related Persons” below. On March 16, 2010, CIT Healthcare entered into a warrant purchase agreement with Tiptree, pursuant to which, our former Manager sold its warrant to purchase 435,000 shares of our common stock to Tiptree upon the closing of the Tiptree Transaction for $100,000. This warrant was adjusted to reflect the Company’s three-for-two stock split announced in September 2010 and is currently exercisable into 652,500 shares of the Company’s common stock at an exercise price of $11.33 per share.

(3)	The number of shares available for issuance under the Equity Plan and the Manager Equity Plan were adjusted to reflect the three-for-two stock split announced by the Company in September 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

Pursuant to the Related Person Transaction Policy set forth in the Charter of the Audit Committee of the Board of Directors, the “Related Person Transaction Policy” requires that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors, director nominees and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding stock) had or will have a direct or indirect material interest) shall be subject to pre-approval or ratification by the Audit Committee in accordance with the following procedures. No related party transaction shall be approved or ratified if such transaction is contrary to our best interests.

Each party to a potential related party transaction is responsible for notifying our Chief Compliance Officer (or such other person as the Audit Committee may require) of the potential related person transaction in which such person or any immediate family member of such person may be directly or indirectly involved as soon as he or she becomes aware of such transaction. Except in circumstances where such transaction is expected to qualify as an ordinary course transaction (generally, (i) transactions that occur between Care or any of its subsidiaries and an entity for which any related person serves as an executive officer, partner, principal, member or any similar executive or governing capacity, (ii) an ordinary course transaction in which such related person has an economic interest that does not afford such related person control over such entity on terms and conditions no less favorable to Care or (iii) immaterial relationships and transactions in the Instructions to Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended) such notification should be made prior to the time that the transaction is entered into and such notice shall provide the Chief Compliance Officer (or such other person) a reasonable opportunity, under the circumstances, for the required review of such transaction to be conducted before execution. Our Chief Compliance Officer (or such other person) will determine whether the transaction should be submitted to the Audit Committee for consideration. Unless the Committee otherwise determines after having been notified, any proposed transaction directly between the Company and any related party transaction should be reviewed and approved by the Audit Committee prior to the time that such transaction is entered into.

While our Chief Compliance Officer (or other person) should be notified of any related party transaction that is expected to qualify as an ordinary course transaction, ordinary course transactions shall not be related person transactions and do not require Audit Committee approval under our related person transactions policy. Our Chief Compliance Officer (or such other person) shall be responsible for making the initial determination as to whether any transaction appears to be within the scope required to be disclosed pursuant to Item 404(a) of Regulation S-K or whether such transaction is, in fact, an ordinary course transaction and must take all reasonable steps to ensure that all related party transactions or any series of similar transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification, if required under the Charter of the Audit Committee, at such Committee’s next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

The Audit Committee shall review and assess the adequacy of our related party transaction policy and procedures annually and adopt any changes it deems necessary. Annually, each of our executive officers and directors shall acknowledge their familiarity and compliance with our Related Person Transaction Policy.

As discussed below, Care and TREIT are parties to a services agreement pursuant to which TREIT will provide certain advisory services regarding the business and operations of the Company and its subsidiaries. A Conflict of Interest Policy is included in such services agreement. The Conflicts of Interest Policy will govern the treatment of conflicts that arise in the course of dealings between Care and the Manager under the services agreement. The Related Person Transaction Policy shall govern the treatment of conflicts of interest that arise outside of the Conflicts of Interest Policy and shall in no way be deemed to supersede or otherwise modify or contradict such Conflicts of Interest Policy.

Transactions with Related Persons

Management Agreement

In connection with our initial public offering, we entered into a Management Agreement dated June 27, 2007 (the “Management Agreement”) with CIT Healthcare, which described the services to be provided by our former Manager and its compensation for those services. Under the Management Agreement, CIT Healthcare, subject to the oversight of our Board of Directors, was required to conduct our business affairs in conformity with the policies approved by our Board of Directors. The Management Agreement had an initial term scheduled to expire on June 30, 2011, which would automatically be renewed for one-year terms thereafter unless terminated by us or CIT Healthcare.

On September 30, 2008, we entered into an amendment (the “Amendment”) to the Management Agreement between ourselves and CIT Healthcare. Pursuant to the terms of the Amendment, the Base Management Fee (as defined in the Management Agreement) payable to our former Manager under the Management Agreement was reduced from a monthly amount equal to 1/12 of 1.75% of the Company’s equity (as defined in the Management Agreement) to a monthly amount equal to 1/12 of 0.875% of the Company’s equity. In addition, pursuant to the terms of the Amendment, the Incentive Fee (as defined in the Management Agreement) payable to CIT Healthcare pursuant to the Management Agreement was eliminated and the Termination Fee (as defined in the Management Agreement) payable to CIT Healthcare upon the termination or non-renewal of the Management Agreement was amended to equal the average annual Base Management Fee as earned by our former Manager during the two years immediately preceding the most recently completed fiscal quarter prior to the date of termination times three, but in no event less than $15.4 million. No termination fee would be payable if we terminated the Management Agreement for cause.

As discussed more fully below in the section titled “Transactions with Related Persons — Warrant,” in consideration of the Amendment and for CIT Healthcare’s continued and future services to the Company, the Company granted CIT Healthcare warrants to purchase 435,000 shares of the Company’s common stock at $17.00 per share (the “Warrant”) under the Manager Equity Plan adopted by the Company on June 22, 2007. The Warrant may also be exercised on a cashless basis in whole or in part pursuant to a warrant exchange. The number of shares issued pursuant to the warrant exchange is determined by a formula set forth in the Warrant. The Warrant, which is immediately exercisable, expires on September 30, 2018.

On January 15, 2010, we entered into an Amended and Restated Management Agreement (the “A&R Management Agreement”) with CIT Healthcare. Pursuant to the terms of the A&R Management Agreement, which became effective upon approval of the Company’s plan of liquidation by our stockholders on January 28, 2010, the Base Management Fee was reduced to a monthly amount equal to: (i) $125,000 from February 1, 2010 until the earlier of (x) June 30, 2010 and (y) the date on which four (4) of the Company’s six (6) then-existing investments have been sold; then from such date (ii) $100,000 until the earlier of (x) December 31, 2010 and (y) the date on which five (5) of the Company’s six (6) then-existing investments have been sold; then from such date (iii) $75,000 until the effective date of expiration or earlier termination of the Agreement by either of the Company or CIT Healthcare; provided, however, that notwithstanding the foregoing, the base management fee shall remain at $125,000 per month until the later of: (a) ninety (90) days after the filing by the Company of a Form 15 with the SEC; and (b) the date that the Company is no longer subject to the reporting requirements of the Exchange Act. In addition, the termination fee payable to CIT Healthcare upon the termination or non-renewal of the Management Agreement was replaced by a buyout payment of $7.5 million, payable in installments of: (i) $2.5 million upon approval of the Company’s plan of liquidation by our stockholders; (ii) $2.5 million upon the earlier of (a) April 1, 2010 and (b) the effective date of the termination of the A&R Management Agreement by either of the Company or CIT Healthcare: and (iii) $2.5 million upon the earlier of (a) June 30, 2011 and (b) the effective date of the termination of the A&R Management Agreement by either the Company or CIT Healthcare. The A&R Management Agreement also provided CIT Healthcare with an incentive fee of $1.5 million if: (i) at any time prior to December 31, 2011, the aggregate cash dividends paid to the Company’s stockholders since the effective date of the A&R Management Agreement equaled or exceeded $9.25 per share or (ii) as of December 31, 2011, the sum of: (x) the aggregate cash dividends paid to the Company’s stockholders since the effective date of the A&R Management Agreement and (y) the aggregate distributable cash equals or exceeds $9.25 per share. In the event that the aggregate distributable cash equaled or exceeded $9.25 per share but for the impact of payment of a $1.5 million incentive fee, the Company shall have paid CIT Healthcare an incentive fee in an amount that allows the aggregate distributable cash to equal $9.25 per share. Under the A&R Management Agreement, the Mortgage Purchase Agreement between us and CIT Healthcare was terminated and all outstanding notices of our intent to sell additional loans to CIT Healthcare were rescinded. The A&R Management Agreement was to continue in effect, unless earlier terminated in accordance with the terms thereof, until December 31, 2011.

On November 4, 2010, the Company entered into a Termination, Cooperation and Confidentiality Agreement (the “CIT Termination Agreement”) with CIT Healthcare. Pursuant to the CIT Termination Agreement, the parties terminated the A&R Management Agreement on November 16, 2010 (the “Termination Effective Date”). The CIT Termination Agreement also provides for a 180-day cooperation period beginning on the Termination Effective Date relating to the transition of management of the Company from CIT Healthcare to the officers of the Company, a two (2) year mutual confidentiality period and a mutual release of all claims related to CIT Healthcare’s management of the Company. Under the CIT Termination Agreement, the parties agreed that in lieu of the payments otherwise required under the termination provisions of the A&R Management Agreement, the Company would pay to CIT Healthcare on the Termination Effective Date $2.4 million plus any earned but unpaid monthly installments of the base management fee due under the A&R Management Agreement. Those amounts were paid in full in November 2010. The Company previously paid $5.0 million of this buyout fee during the first two quarters of 2010.

For the periods ended December 31, 2010 and 2009, we recognized $8.8 million and $2.2 million, respectively, in management fees and buyout payments made to CIT Healthcare.

Services Agreement

On November 4, 2010, the Company entered into a Services Agreement (the “Services Agreement”) with TREIT, which is an affiliate of Tiptree Capital, by which Tiptree, our largest shareholder, is externally managed, pursuant to which TREIT provides certain advisory services related to the Company’s business as of the Termination Effective Date. For such services, the Company pays TREIT a monthly base services fee in arrears of one-twelfth of 0.5% of the Company’s Equity (as defined in the Services Agreement), as adjusted to account for Equity Offerings (as defined in the Services Agreement), and a quarterly incentive fee equal to the lesser of (i) 15% of the Company’s AFFO Plus Gain/(Loss) On Sale (as defined in the Services Agreement) and (ii) the amount by which the Company’s AFFO Plus Gain /(Loss) on Sale exceeds an amount equal to Adjusted Equity multiplied by the Hurdle Rate (as defined in the Services Agreement). Twenty percent (20%) of any such incentive fee shall be paid in shares of common stock of the Company, unless a greater percentage is requested by TREIT and approved by an independent committee of directors. The initial term of the Services Agreement extends until December 31, 2013. Unless terminated earlier in accordance with its terms, the Services Agreement will be automatically renewed for one year periods following such date unless either party elects not to renew. If the Company elects to terminate without cause, or elects not to renew the Services Agreement, a Termination Fee (as defined in the Services Agreement) shall be payable by the Company to TREIT.

For the year ended December 31, 2010, we paid $0.1 million in base service fees to TREIT. We did not pay an incentive fee to TREIT for the fiscal year ended December 31, 2010.

Michael Barnes, one of the Company’s directors, is the Chief Executive Officer of TREIT. Additionally, Mr. Barnes is the Chief Investment Officer and Chief Executive Officer of Tiptree and an equity owner of Tricadia Holdings, which is the parent of Tiptree Capital, the external manager of

Tiptree. Mr. Barnes is the Chief Executive Officer of Tiptree Capital. Furthermore, Mr. Barnes is a managing member of Tricadia GP Holdings, which is the managing member of Tricadia Capital, LLC, the General Partner of Tiptree. Mr. Barnes is also a managing member of Tricadia Holdings GP, the general partner of Tricadia Holdings. Because of his positions, Mr. Barnes indirectly receives cash and share compensation made by the Company to TREIT as payment of the base and incentive fees under the Services Agreement.

Geoffrey Kauffman, one of the Company’s directors, is the President of TREIT. Additionally, Mr. Kauffman is the President and Chief Operating Officer of Tiptree, and he is the President of Tiptree Capital, the external manager of Tiptree. Because of his positions, Mr. Kauffman indirectly receives cash and share compensation made by the Company to TREIT as payment of the base and incentive fees under the Services Agreement.

Warrant

In consideration of the Amendment and for CIT Healthcare’s continued and future services to the Company, the Company granted the Warrant to our former manager. The Warrant, which is immediately exercisable, expires on September 30, 2018. As part of the Tiptree Transaction, Tiptree, our largest shareholder, acquired the Warrant from CIT Healthcare for $100,000. The Warrant was adjusted to reflect the Company’s three-for-two stock split announced in September 2010 and is currently exercisable into 652,500 shares of the Company’s common stock at an exercise price of $11.33 per share for a total value of $7,392,825. The Warrant may also be exercised on a cashless basis in whole or in part pursuant to a warrant exchange. The number of shares issued pursuant to the warrant exchange is determined by a formula set forth in the Warrant.

Mortgage Purchase Agreement

On September 30, 2008, we entered into a Mortgage Purchase Agreement (the “MPA”) with CIT Healthcare in order to secure a potential additional source of liquidity. The MPA expired on September 30, 2009. Pursuant to the MPA, we had the right, but not the obligation, to cause CIT Healthcare to purchase our current senior mortgage assets at their then-current fair market value, as determined by a third party appraiser. However, the MPA provided that in no event would CIT Healthcare be obligated to purchase any mortgage asset if (a) CIT Healthcare had already purchased mortgage assets with an aggregate sale price of $125.0 million pursuant to the MPA or (b) the third-party appraiser determined that the fair market value of such mortgage asset was greater than 105% of the then outstanding principal balance of such mortgage asset. We had the right to exercise our rights under the MPA with respect to any or all of the mortgage assets identified in the MPA at any time or from time to time until the MPA expired on September 30, 2009.

Pursuant to the MPA, we sold loans made to four (4) borrowers with carrying amounts of $24.8 million, $22.5 million, $2.9 million and $18.7 million for total proceeds of $65.2 million. The sale of the first loan closed in November of 2008 and the Company recorded a loss on the sale of $2.4 million in the consolidated statement of operations for the year ended December 31, 2008. The second loan closed in February of 2009 at a loss of $4.5 million, the third loan closed in August 2009 at its approximate net carrying value and the fourth loan closed in September 2009 at a loss of $1.3 million. In consideration of the A&R Management Agreement, we agreed to terminate the MPA and rescind all outstanding put notices under the MPA.

Purchase and Sale Agreement

On March 16, 2010, the Company and Tiptree entered into a purchase and sale agreement that was amended on July 6, 2010 (the “Purchase and Sale Agreement”), pursuant to which, on August 13, 2010 the Company issued, and Tiptree purchased, 6,185,050 newly issued shares of our common stock for a purchase price of $9.00 per share (prior to the Company’s announcement of a three-for-two stock split in September 2010) for a value of $55.67 million. In the Purchase and Sale Agreement, we agreed to use the proceeds from the issuance of common stock to Tiptree to fund the tender offer for up to all of our outstanding common stock at a fixed price of $9.00 per share (prior to the Company’s announcement of a three-for-two stock split in September 2010). Pursuant to the effected tender offer, and purchase of shares, Tiptree acquired approximately 92.2% of the issued and outstanding shares of the Company’s common stock. Michael G. Barnes and Geoffrey N. Kauffman, both of whom are directors of the Company and are executive officers of Tiptree and other related entities, as discussed above in the section titled “Transactions with Related Persons — Services Agreement,” may be deemed to have an indirect material interest in the purchase and sale agreement because of their relationships with Tiptree and its related entities.

Shared Office Space

Beginning in November 2010, the Company began sharing office space with Tiptree. The Company continues to share office space with Tiptree at its corporate headquarters as per the terms of the Services Agreement and does not receive any reimbursements from Tiptree related to the current rent payments of approximately $20k per month.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as set forth in this Proxy Statement. Specifically, this Proposal 3, commonly known as a “Say-On-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any particular form of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. A more detailed discussion regarding the compensation of our named executive officers is provided under the captions “Compensation Discussion and Analysis” and “Executive Compensation” above.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation objective is to provide compensation packages that take into account the level of responsibility and scope of duties of each of our executive officers consistent with an internally managed structure. In addition, the compensation packages are designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability. The compensation packages are also intended to reward the achievement of specific short and long-term strategic goals that are tied to creating stockholder value. We encourage you to carefully review the section of this proxy statement entitled “Compensation Discussion and Analysis” for additional details on our executive compensation program as well as the reasons and processes for how our CNG Committee determined the structure and amounts of the 2010 compensation of our named executive officers.

The vote for this Proposal 3 is advisory and is, therefore, not binding upon the CNG Committee, our Board of Directors or the Company. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Our CNG Committee and our Board of Directors value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will carefully consider our stockholders’ concerns, and the CNG Committee and our Board of Directors will evaluate whether any actions are necessary to address such concerns.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as set forth in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Care Investment Trust Inc. approve, on an advisory basis, the compensation of Care Investment Trust Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, as set forth in this Proxy Statement.”

Recommendation

The Board of Directors recommends a vote “FOR” Proposal 3.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 also enable our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers such as Proposal 3 (advisory (non-binding) vote on executive compensation). By voting, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every “1 YEAR,” “2 YEARS,” or “3 YEARS.” Shareholders also may, if they wish, abstain from casting a vote on this proposal.

After careful consideration, our CNG Committee and our Board of Directors have determined that an advisory vote on executive compensation that occurs every “3 YEARS” is the most appropriate alternative for the Company, and, therefore, our Board of Directors recommends that you vote for a frequency of “3 YEARS” for the advisory vote on executive compensation.

The Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and, therefore, the Board of Directors recommends that you vote for a three year-interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every three years, the Board of Directors considered how an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practice in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

The vote for this Proposal 4 is advisory and is therefore not binding upon the Compensation Committee, our Board of Directors or the Company. Accordingly, although we value the opinions of our stockholders and carefully consider their concerns, the Compensation Committee and our Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option that is approved by our stockholders.

You may cast your vote on your preferred voting frequency by choosing the option of “1 YEAR,” “2 YEARS,” or “3 YEARS” or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the stockholders of Care Investment Trust Inc. determine, on an advisory basis, whether the stockholders of Care Investment Trust Inc. shall conduct an advisory vote every one year, two years or three years regarding the compensation of Care Investment Trust Inc.’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, as set forth in Care Investment Trust Inc.’s annual proxy statements.”

Recommendation

The Board of Directors Recommends that you vote “3 YEARS” with respect to Proposal 4.

ADDITIONAL INFORMATION

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We may also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.  Under the rules of the SEC, if a stockholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2012 annual meeting of stockholders, which the Company intends to hold on or about June 29, 2012, the proposal must be received at corporate headquarters located at Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Danielle M. DePalma, Senior Counsel, Chief Compliance Officer and Secretary, no later than 5:00 p.m., Eastern Daylight Time, on March 1, 2012. Such proposals must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”) and our Third Amended and Restated Bylaws.

Proposals to be Offered at an Annual Meeting.  Under Article II, Section 10 of our Third Amended and Restated Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement, pursuant to Rule 14a-8. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing by certified mail to the Secretary of the Company at our corporate headquarters located at Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Danielle M. DePalma, Senior Counsel, Chief Compliance Officer and Secretary. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2012 Annual Meeting no earlier than January 31, 2012 and no later than 5:00 p.m., Eastern Daylight Time, on March 1, 2012. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by Article II, Section 10 of our Third Amended and Restated Bylaws and the SEC’s proxy rules.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn:

Steven M. Sherwyn, Chief Financial Officer and Treasurer or call our corporate number at (212) 446-1410.

Upon written or oral request, we will promptly deliver a separate copy of this Proxy Statement, the Annual Report and any other proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of this Proxy Statement, the Annual Report and any other proxy materials, you may send a written request to Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Danielle M. DePalma, Senior Counsel, Chief Compliance Officer and Secretary, Phone Number (212) 446-1412. In addition, if you are receiving multiple copies of this Proxy Statement, Annual Report or other proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

OTHER MATTERS

Our Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of our Board of Directors

Danielle M. DePalma
Senior Counsel, Chief Compliance Officer and Secretary

New York, New York
September 30, 2011

CARE INVESTMENT TRUST INC. 780 THIRD AVENUE 21ST FLOOR NEW YORK, NY 10017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Care Investment Trust Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON:
You may vote in person by attending the Annual Meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M38488-P16243	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARE INVESTMENT TRUST INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR ALL” on the following proposal:		☐	☐	☐
Vote on Directors
1.	Election of Directors

Nominees:

01) Michael G. Barnes 05) Salvatore (Torey) V. Riso, Jr. 02) Geoffrey N. Kauffman 06) J. Rainer Twiford 03) William A. Houlihan 07) Jean-Michel (Mitch) Wasterlain 04) Jonathan Ilany

Vote on Proposal

The Board of Directors recommends you vote “FOR” the following proposals:		For	Against	Abstain

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

3.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote “3 YEARS” on the following proposal:

	1 Year	2 Years	3 Years	Abstain

4.	To determine, in an advisory (non-binding) vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every 1 (one), 2 (two) or 3 (three) years. ☐	☐	☐	☐

NOTE: To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (If held jointly)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M38489-P16243
CARE INVESTMENT TRUST INC.
ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 3, 2011
10:00 AM Local Time
This proxy card is solicited on behalf of
The Board of Directors for the Annual Meeting of Stockholders on November 3, 2011
         The undersigned hereby appoints Steven M. Sherwyn and Salvatore (Torey) V. Riso, Jr., and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of Care Investment Trust Inc. Common Stock held of record as of the close of business on September 15, 2011 at the Annual Meeting of Stockholders to be held on Thursday, November 3, 2011 at 10:00 AM Local Time at the Care Investment Trust Inc. corporate offices, 780 Third Avenue, 29th Floor, New York, NY 10017, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote “FOR ALL” nominees in Proposal 1, “FOR” Proposals 2 and 3 and “3 YEARS” on Proposal 4.
        In the event that (i) any nominee herein becomes unable or unwilling to serve, or (ii) any other matter properly comes before the meeting, the proxies are authorized to vote in the manner recommended by the Board of Directors for such vote or, if no recommendation is made, in the discretion of the proxies.
         Please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting.
Continued and to be signed on reverse side